UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MEDICAL PROPERTIES TRUST, INC.

(Name of Registrant as Specified in Its Charter)

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1000 Urban Center Drive

Suite 501

Birmingham, Alabama 35242

April 27, 2015

Dear Fellow Stockholder,

I am honored to have you as one of our stockholders and hope that you will attend our 2015 annual stockholders meeting, to be held on May 14, 2015. Details of the business to be conducted at the meeting are set forth in the accompanying Proxy Statement. In the event that you are unable to attend, however, it is important that your shares are represented; therefore, please be sure to sign, date, and mail your proxy in the provided envelope, or vote your proxy by phone or Internet as instructed, at your earliest convenience.

Best Regards,

Edward K. Aldag, Jr.

Chairman, President and Chief Executive Officer

NOTICE OF

2015 ANNUAL MEETING OF STOCKHOLDERS

May 14, 2015

To Our Stockholders:

The 2015 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Company”) will be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 14, 2015, beginning at 10:30 a.m. Central Time, for the following purposes:

1.	To elect the eight director nominees described in the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To hold an advisory vote to approve executive officer compensation;

4.	To hold a vote on amending the Company’s charter to remove the plurality voting standard in uncontested director elections; and

5.	To transact any other business that properly comes before the meeting.

Attached you will find a notice of meeting and Proxy Statement that contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card, our 2014 Form 10-K, and our 2014 Annual Report to Stockholders. Only stockholders of record at the close of business on March 23, 2015, are entitled to receive notice of, to attend, and to vote at the meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET, AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

If any of your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the principal executive offices of the Company in Birmingham, Alabama.

By Order of the Board of Directors,

Emmett E. McLean
Executive Vice President, Chief Operating Officer,
Treasurer and Secretary

April 27, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting To Be Held on May 14, 2015

This Proxy Statement, the form of Proxy Card, our 2014 Annual Report to Stockholders and our 2014 Form 10-K are available at www.medicalpropertiestrust.com

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

May 14, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2015

THIS PROXY STATEMENT, THE FORM OF PROXY CARD, OUR 2014 ANNUAL REPORT TO STOCKHOLDERS AND

OUR 2014 FORM 10-K ARE AVAILABLE AT WWW.MEDICALPROPERTIESTRUST.COM

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Medical Properties Trust, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors to be voted at the 2015 Annual Meeting of Stockholders to be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 14, 2015, beginning at 10:30 a.m. Central Time, and at any adjournment thereof.

At the meeting, stockholders will be asked to vote on the following proposals:

1.	To elect the eight director nominees described in the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To hold an advisory vote to approve executive officer compensation;

4.	To hold a vote on amending the Company’s charter to remove the plurality voting standard in uncontested director elections; and

5.	To transact any other business that properly comes before the meeting.

As of the date of this Proxy Statement, the Board of Directors knows of no such other business to be presented. When you submit your proxy by executing and returning the enclosed proxy card, or by voting by telephone or Internet, you will authorize the persons named in the enclosed proxy to represent you and vote your shares of common stock on these proposals as specified by you. If no such specification is made, shares represented by your properly executed proxy will be voted:

—	FOR the election of each of the eight director nominees;

—	FOR Proposal 2;

—	FOR Proposal 3; and

—	FOR Proposal 4

The proxy holders will also have discretionary authority to vote your shares on any other business that properly comes before the meeting.

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 27, 2015.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.	To elect the eight director nominees described in the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To hold an advisory vote to approve executive officer compensation;

4.	To hold a vote on amending the Company’s charter to remove the plurality voting standard in uncontested director elections; and

5.	To transact any other business that properly comes before the meeting.

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 23, 2015. Only stockholders of record at the close of business on March 23, 2015, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 23, 2015, there were 208,804,257 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, your nominee is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will be entitled to vote your shares on routine items, but will not be permitted to do so on non-routine items. Your nominee will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but your nominee will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors), Proposal 3 (advisory vote to approve executive officer compensation) or Proposal 4 (vote on removal of plurality voting standard in uncontested director elections) on a discretionary basis. Accordingly, if you hold your shares in “street name” and you do not instruct your nominee how to vote on these proposals, your nominee cannot vote these shares and will report them as “broker non-votes,” and no votes will be cast on your behalf.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 104,402,129 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

How do I vote my shares?

Voting by telephone or Internet. If you are a beneficial owner of shares held in “street name,” meaning your shares are held in the name of a brokerage firm, bank, or other nominee, you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

Voting by mail. If you are a registered stockholder, meaning you hold your shares in your own name, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

Voting in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will make written ballots available to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting will not by itself revoke your proxy.

How does the Board of Directors recommend that I vote on the proposals?

Your Board of Directors recommends that you vote:

1.	FOR the election of the eight nominees to the Board of Directors;

2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	FOR approval of the compensation of our executive officers as disclosed in this Proxy Statement; and

4.	FOR amending the Company’s charter to remove the plurality voting standard in uncontested director elections.

What happens if I do not specify on my proxy how my shares are to be voted?

If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the proxy holders will vote as the Board of Directors recommends on each proposal.

Will any other business be conducted at the meeting?

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

The eight director nominees will be elected to serve on the Board of Directors if they receive a plurality of the votes of the shares cast in person or represented by proxy at the meeting. This means that the eight director nominees will be elected if they receive more votes than any other person receiving votes. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for approval of each of Proposals 2, and 3.

How will abstentions and broker non-votes be treated?

You do not have the option of abstaining from voting on Proposal 1. Broker non-votes will not affect the election of a nominee who receives a plurality of votes. Accordingly, votes withheld and broker non-votes will not have an impact on the outcome of the vote on the election of directors. With respect to Proposals 2 and 3, abstentions and broker non-votes will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal. With respect to Proposal 4, abstentions and broker non-votes will have the same effect as votes against the proposal. In all cases, abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

How will proxies be solicited?

The costs of soliciting proxies from our stockholders will be borne by the Company. We will solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile, or other electronic means or in person. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We will request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and reimburse them for their reasonable expenses. In addition, we anticipate using MacKenzie Partners, Inc., 105 Madison Avenue New York, NY 10016 as a solicitor at an initial anticipated cost of $7,500.

How can I obtain additional copies of the proxy materials?

If you wish to request extra copies of our Form 10-K, Annual Report or Proxy Statement free of charge, please send your request to Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 or visit our website at www.medicalpropertiestrust.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees

Our Bylaws provide for the election of directors at each annual meeting of stockholders. The Board of Directors, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the eight nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2015 annual meeting of stockholders and until his or her successor is duly elected and qualified. The Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee. Alternatively, the Board of Directors may reduce the number of directors to be elected at the annual meeting.

Edward K. Aldag, Jr. Mr. Aldag, age 51, is our founder and has served as our Chief Executive Officer and President since August 2003 and as Chairman of our Board of Directors since March 2004. Mr. Aldag served as Vice Chairman of our Board of Directors from August 2003 until March 2004 and as our Secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc. Mr. Aldag served as President and a member of the board of directors of Guilford Medical Properties, Inc. Mr. Aldag was the President of Guilford Capital Corporation from 1998 to 2001, served as Executive Vice President and Chief Operating Officer from 1990 to 1998, and was a member of the board of directors from 1990 to 2001. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance. The Board believes that Mr. Aldag’s position as the founder of our Company and his extensive experience in the healthcare and REIT industries make him highly qualified to serve as Chairman of our Board of Directors.

G. Steven Dawson. Mr. Dawson, age 57, has served as a member of our Board of Directors and as Chairman of our Audit Committee since April 2004. Since 2003, Mr. Dawson has primarily been a private investor serving on the boards of numerous public and private REITs. Currently, he is a founding partner and management committee member for a private U.S./Canadian fund that owns and manages industrial distribution assets in the U.S. Previously, he served as President, Chief Executive Officer and Trustee of a privately held U.S./Canadian firm that owned and operated manufactured housing assets located in the U.S. From July 1990 to September 2003, he served as Chief Financial Officer and Senior Vice President-Finance of Camden Property Trust (and its predecessors) (NYSE:CPT), a REIT specializing in apartment communities based in Houston, Texas. Mr. Dawson serves on the board of directors and as the nominating and corporate governance committee chairman for Institutional Financial Markets, Inc., (AMEX:IFMI) an investment firm specializing in credit-related fixed income investments. Mr. Dawson also serves on the board of directors, as audit committee chairman and on the compensation committee of American Campus Communities (NYSE:ACC), a developer, owner and manager of student housing communities. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University. The Board believes that Mr. Dawson’s substantial experience as a board member and committee chairman at other public REITs, along with his strong skills in corporate finance, strategic planning, and public company oversight, make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as Chairman of our Audit Committee.

R. Steven Hamner. Mr. Hamner, age 58, is one of our founders and has served as our Executive Vice President and Chief Financial Officer since September 2003 and as a member of our Board of Directors since February 2005. In August and September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the ten years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of

Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State University. The Board believes that Mr. Hamner’s position as a co-founder of our Company and his extensive experience in the real estate and healthcare industries and in the corporate finance sector make him highly qualified to serve as a member of our Board of Directors.

Robert E. Holmes, Ph.D. Dr. Holmes, age 73, has served as a member of our Board of Directors since April 2004. Dr. Holmes, our lead independent director, retired in 2009 as Professor of Management, Dean, and Wachovia Chair of Business Administration at the University of Alabama at Birmingham School of Business, positions he held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia for 12 years. He is the co-author of four management textbooks, numerous articles, papers, and cases, and has served as a board member or consultant to a variety of business firms and non-profit organizations. He is past president of the Southern Business Administration Association, is actively engaged in AACSB International — the Association to Advance Collegiate Schools of Business, and serves on the boards of the Entrepreneurial Center, Tech Birmingham, the Alabama Council on Economic Education, and other organizations. Dr. Holmes received a bachelor’s degree from the University of Texas at Austin, an MBA from University of North Texas, and a Ph.D. with an emphasis on management strategy from the University of Arkansas. The Board believes that Dr. Holmes’ position as a well-respected leader in the business community and his deep understanding of the corporate and economic challenges faced by public companies today make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as Chairman of our Ethics, Nominating and Corporate Governance Committee.

Sherry A. Kellett. Ms. Kellett, age 70, has served as a member of our Board of Directors since February 2007. Ms. Kellett is a certified public accountant and served as Senior Executive Vice President and Corporate Controller of BB&T Corporation (NYSE:BBT), a financial holding company, from 1995 until her retirement in August 2003. Ms. Kellett served as Corporate Controller of Southern National Corporation, a bank holding company, from 1991 until 1995, when it merged with BB&T Corporation. Ms. Kellett previously held several positions at Arthur Andersen & Co. She is currently a member of the board of directors and chair of the audit committee of Highwoods Properties, Inc., a self-administered REIT based in Raleigh, North Carolina (NYSE:HIW). Ms. Kellett also serves on the board of directors, as chair of the audit committee and on the compensation committee and the compliance committee of MidCountry Financial Corp., a privately-held financial institution based in Macon, Georgia. Ms. Kellett has also served on the boards of the North Carolina School of the Arts Foundation, Piedmont Kiwanis Club, Senior Services, Inc., The Winston-Salem Foundation, the Piedmont Club, and the N.C. Center for Character Education, and she is a member of the North Carolina Zoological Park Council, a gubernatorial appointment. The Board believes that Ms. Kellett’s experience as a board member and audit committee member at other public companies, along with her extensive experience in corporate finance and the financial sector generally, make her a valued advisor and highly qualified to serve as a member of our Board of Directors.

William G. McKenzie. Mr. McKenzie, age 56, is one of our founders and has served as a director since our formation. From September 2003 to January 2012, Mr. McKenzie served as the Vice Chairman of our Board of Directors, and he served as the Executive Chairman of our Board of Directors in August and September 2003. From May 2003 to August 2003, he was an executive officer and director of our predecessor. From 1998 to the present, Mr. McKenzie has served as President, Chief Executive Officer, and a board member of Gilliard Health Services, Inc., a privately-held owner and operator of acute care hospitals that Mr. McKenzie currently owns and co-founded in 1981. From 1996 to 1998, he was Executive Vice President and Chief Operating Officer of the Mississippi Hospital Association/Diversified Services, Inc. and the Health Insurance Exchange, a mutual company and HMO. From 1994 to 1996, Mr. McKenzie was Senior Vice President of Managed Care and Executive Vice President of Physician Solutions, Inc., a subsidiary of Vaughan HealthCare, a private healthcare company in Alabama. From 1981 to 1994, Mr. McKenzie was Hospital Administrator and Chief Financial Officer and held other management positions with Gilliard Health Services, Inc. Mr. McKenzie received a Masters of Science in Health Administration from the University of Colorado and a B.S. in Business

Administration from Troy University. He has served in numerous leadership capacities with the Alabama Hospital Association and local civic organizations, including eight years of service on the Board of Directors for the Montgomery Academy. The Board believes that Mr. McKenzie’s position as a co-founder of our Company and his extensive experience in the healthcare industry make him a valued advisor and highly qualified to serve as a member of our Board of Directors.

L. Glenn Orr, Jr. Mr. Orr, age 74, has served as a member of our Board of Directors and as Chairman of our Compensation Committee since February 2005. Mr. Orr is Chairman of Orr Holdings, LLC, a private investment company. Prior to that, he was Chairman of the Board of Directors, President and Chief Executive Officer of Southern National Corporation, a bank holding company, from 1990 until its merger with BB&T Corporation in 1995. Mr. Orr is a member of the Board of Directors, chairman of the governance/compensation committee, and a member of the executive committee of Highwoods Properties, Inc., a self-administered REIT based in Raleigh, North Carolina (NYSE:HIW). Mr. Orr previously served as President and Chief Executive Officer of Forsyth Bank and Trust Co., President of Community Bank in Greenville, South Carolina, and President of the North Carolina Bankers Association. He is a former member, and the former Chairman, of the Board of Trustees of Wake Forest University. The Board believes that Mr. Orr’s substantial experience as an executive and board member at other public companies, along with his strong skills in corporate finance, strategic planning, public company oversight and executive compensation make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as Chairman of our Compensation Committee.

D. Paul Sparks, Jr. Mr. Sparks, age 52, has served as a member of our Board of Directors since September 3, 2014. Mr. Sparks has been employed by Energen Corporation (NYSE:EGN) in various capacities since 1989. He was named to his current position of Senior Vice President Resource Development for Energen Resources Corporation in 2012. Prior to this role he was Senior Vice President of Operations from 2006 until 2012. Mr. Sparks worked with Amoco Corporation, a global chemical and oil company, in Texas and Louisiana prior to joining Energen. During the last 17 years, Mr. Sparks has helped Energen grow from a small regulated utility to a top 20 U.S. independent oil and gas exploration and production company. His personnel responsibilities have grown during the same period from managing 40 to over 350 people while Senior Vice President of Operations. In his current role, he is responsible for the forward looking strategy and implementation of valuing and developing the assets of Energen Resources Corporation. Mr. Sparks is active in a number of organizations: he is a Chairman elect of the New Mexico Oil and Gas Association, past advisor to the Gas Research Institute, a board member of the Independent Petroleum Association of America and past officer of the Society of Petroleum Engineers. He has authored a number of peer reviewed publications and holds a patent in oil and gas technology. In the community, Mr. Sparks is a member of the Sunrise Rotary, The Downtown Exchange Club and past Chairman of Mountain Brook Athletics. He is a 1984 graduate of Mississippi State University with a degree in Petroleum Engineering. He is also a Bagley College of Engineering Distinguished Fellow. The Board believes that Mr. Sparks’ substantial experience in executive positions and his ability to guide companies through periods of growth and development make him a valued advisor and qualified to serve as a member of our Board of Directors.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE EIGHT NOMINEES LISTED ABOVE FOR DIRECTOR.

CERTAIN INFORMATION REGARDING

OUR BOARD OF DIRECTORS

Our Board of Directors is comprised of eight members. Our current directors are Edward K. Aldag, Jr., G. Steven Dawson, R. Steven Hamner, Robert E. Holmes, Ph.D., Sherry A. Kellett, William G. McKenzie, L. Glenn Orr, Jr., and D. Paul Sparks, Jr. Our directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office. Our charter provides that, without the approval of our stockholders, we may not elect to be governed by the Maryland Unsolicited Takeover Act, which, among other things, permits the board of directors of a Maryland corporation to classify itself without a stockholder vote.

It is the policy of the Board of Directors and a requirement of the listing standards of the New York Stock Exchange (the “NYSE”), that a majority of the directors be independent as defined by the NYSE. As part of the qualification for director independence, in addition to other specified criteria, the NYSE listing standards require our Board of Directors to affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors has determined that six directors — G. Steven Dawson, Robert R. Holmes, Ph.D., Sherry A. Kellett, William G. McKenzie, L. Glenn Orr, Jr., and D. Paul Sparks, Jr. — have no relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board, and that they otherwise qualify as “independent” under the NYSE’s listing standards.

Under our charter and bylaws, the Board of Directors has discretion to determine whether the roles of Chief Executive Officer and the Chairman of the Board are to be separate or combined. Mr. Aldag has served as our Chief Executive Officer since 2003 and Chairman of the Board since 2004, and the Board has determined that having Mr. Aldag continue to serve in this combined role is the most effective leadership structure for our Company. Mr. Aldag’s detailed knowledge of the issues, opportunities and challenges facing us make him the best person to direct the agenda and discussion at meetings of our Board of Directors, and to ensure that the Board’s time and attention are focused on the most critical matters. We further believe that Mr. Aldag’s combined role provides strong leadership and enhances our ability to communicate on a consistent basis to the investing community. In addition, our Board, by vote of its independent directors, has designated a lead independent director, whose duties include presiding at all meetings of the Board at which the Chairman is not present and all executive sessions of the independent directors; serving as principal liaison between the Chairman and the independent directors; advising the Chairman on the quality, quantity and timeliness of the information presented to the Board; advising the Chairman on the agendas for Board meetings; calling meetings of the independent directors, if deemed necessary or appropriate by the lead independent director; and such other duties as the Board may determine from time to time. Dr. Holmes currently serves as our lead independent directors. The Board believes that this leadership structure — a combined Chairman and Chief Executive Officer, a lead independent director, active and involved independent directors, and board committees led by independent directors – is the most appropriate and effective arrangement for us at this time. The Board believes there is an effective balance between strong Company leadership and appropriate oversight by independent directors and that the current board leadership structure functions very well. The Board recognizes that circumstances may change, however, and will periodically review its leadership structure. In addition, the Board completes an annual board evaluation that is discussed by the Ethics, Nominating and Corporate Governance Committee and presented to the full Board.

Our Board of Directors plays a central role in overseeing and evaluating risk. While it is management’s responsibility to identify and manage our exposure to risk on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. In addition, each of the Audit Committee, the Compensation Committee and the Ethics, Nominating, and Governance Committee exercises oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. Our Board of Directors also oversees risk by means of the required approval by our Board of significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, significant capital expenditures and important employment-related decisions.

The Board of Directors holds regular meetings on a quarterly basis and on other occasions as necessary or appropriate. The Board of Directors met six times in 2014. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Ethics, Nominating, and Corporate Governance Committee, and the Investment Committee. The Audit Committee met six times in 2014; the Ethics, Nominating, and Corporate Governance Committee met two times; the Compensation Committee met ten times; and the Investment Committee met at each meeting of the Board of Directors. All directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served in 2014.

The Board of Directors regularly meets in executive session without any non-independent directors present. Dr. Holmes has been designated as the lead independent director and in that capacity presides at these executive sessions. Dr. Holmes may be contacted directly by stockholders at rholmes@medicalpropertiestrust.com. The directors of the Company are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company holding their position at the time attended the 2014 annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors delegates certain of its functions to its standing committees.

The Audit Committee is comprised of three independent directors: Messrs. Dawson and Orr and Ms. Kellett. Mr. Dawson serves as chairman. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the additional NYSE independence requirements for audit committee members, and that each member of the Audit Committee qualifies as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board of Directors has also determined that service by Ms. Kellett and Mr. Dawson on other public companies’ audit committees has not impaired their abilities to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The information on our website is not part of this Proxy Statement. The report of the Audit Committee begins on page 12 of this Proxy Statement.

The Compensation Committee is comprised of three independent directors: Dr. Holmes, Ms. Kellett and Mr. Orr. Mr. Orr serves as chairman of the Compensation Committee. Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board of Directors considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers, review and approve the compensation for our executive officers, and review, administer and make recommendations to the full Board of Directors regarding our incentive compensation plans and equity-based plans. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the

Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and establishes the Chief Executive Officer’s compensation levels. The Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and all other executive officers. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee appears on page 43 of this Proxy Statement.

In 2014, the Compensation Committee continued its engagement of FTI Consulting, Inc., or FTI Consulting, a nationally recognized compensation consultant specializing in the real estate industry. FTI Consulting assisted the Compensation Committee in determining the amount and form of executive compensation. The Compensation Committee also considered information presented by FTI Consulting when reviewing the appropriate types and levels for the Company’s non-employee director compensation program. Information concerning the nature and scope of FTI Consulting’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement. The Compensation Committee has assessed the independence of FTI Consulting, as required under the NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that could give rise to a potential conflict of interest. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by FTI Consulting.

The Ethics, Nominating, and Corporate Governance Committee is comprised of three independent directors: Dr. Holmes, Ms. Kellett and Mr. Orr. Dr. Holmes serves as chairman of the Committee. The Ethics, Nominating, and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors to the full Board of Directors; recommending the composition of the Board’s committees to the full Board of Directors; periodically reviewing the performance and effectiveness of the Board of Directors as a body; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating, and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, or employees. All director recommendations must be made during the time periods provided in and must provide the information required by Article II, Section 2.03 of the Company’s Second Amended and Restated Bylaws. All director recommendations should be sent to the Ethics, Nominating, and Corporate Governance Committee, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. While the Committee considers different perspectives and skill sets when evaluating potential director candidates, the Committee has not established a policy regarding diversity in identifying candidates. The Committee nevertheless regularly reviews the composition of the Board as part of the annual self-evaluation process and seeks nominees who, taken as a whole, possess the experience and skills necessary for the effective functioning of the Board.

The Board of Directors has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating, and Corporate Governance Committee: (i) directors should possess the highest personal and professional ethics, integrity, and values; (ii) directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business; (iii) directors should be committed to representing the long-term interests of our stockholders;

(iv) directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time; and (v) directors should not serve on more than three boards of public companies in addition to our Board of Directors. The Ethics, Nominating and Corporate Governance Committee also takes into consideration the diversity of its Board, including breadth of experience and the ability to bring new and different perspectives to the Board.

The Ethics, Nominating, and Corporate Governance Committee recommended the nomination of all eight of the incumbent directors for re-election to the Board of Directors. The entire Board of Directors approved such recommendation.

The Investment Committee is comprised of all of our current directors. Mr. Aldag serves as chairman of the committee. The Investment Committee has the authority to, among other things, consider and take action with respect to all acquisitions, developments, and leasing of healthcare facilities in which our aggregate investment will exceed $10 million.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct, as approved by the Board of Directors, which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com.

Stockholder and Interested Party Communications with the Board. Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board of Directors. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board of Directors, or the individual director, if the Secretary determines that the communication deals with the functions of the Board of Directors or requires the attention of the Board of Directors or the individual director. The Secretary will maintain a log of all communications received from stockholders.

We will provide, free of charge, hard copies of our Annual Report to Stockholders, our Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines, the charters of our Ethics, Nominating and Corporate Governance, Audit, and Compensation Committees, and our Code of Ethics and Business Conduct. All of these documents are also available on our website at www.medicalpropertiestrust.com.

INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements for the year ending December 31, 2015. PwC, an independent registered public accounting firm, also performed the audit of our consolidated financial statements for 2014 and 2013. The Board of Directors has approved the appointment of PwC as the Company’s independent registered public accounting firm for 2015 based on the recommendation of the Audit Committee.

Representatives of PwC are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining the independent auditor to audit our consolidated financial statements, the Audit Committee may retain the independent auditor to provide other auditing services. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed by its independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee. The Audit Committee approved all audit and audit-related services provided to us by PwC during the 2014 and 2013 calendar years.

The table below sets forth the aggregate fees billed by PwC for audit and non-audit services:

Fees	2014	2013
Audit Fees	$770,000	$779,500
Audit-Related Fees	—	—
Tax Fees	325,402	271,327
All Other Fees	—	—

Total	$1,095,402	$1,050,827

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website. The Board of Directors has determined that each committee member is independent within the meaning of the NYSE listing standards.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014 were prepared in accordance with GAAP. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement of Auditing Standards No. 16, as amended (“AS No. 16”) as adopted by the PCAOB. AS No. 16 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence and to confirm that they are independent of the Company within the meaning of the securities acts administered by the SEC. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the reviews and discussions of the Audit Committee referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with GAAP, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2014 be included in the Company’s 2014 Annual Report on Form 10-K for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee of the Board of Directors.

G. Steven Dawson (Chairman)
Sherry A. Kellett
L. Glenn Orr, Jr.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2015. PricewaterhouseCoopers LLP served as our independent registered public accounting firm during the year ended December 31, 2014.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company asks that you indicate your support for our executive compensation policies and practices as described in the “Compensation Discussion and Analysis,” or CD&A, and the accompanying tables and related disclosures beginning on page 18 of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). While the say-on-pay vote is advisory and therefore non-binding on the Board, it gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers, as defined herein, and the policies and practices described in this Proxy Statement. We conduct an annual, non-binding say-on-pay vote consistent with the recommendation of a majority of our stockholders expressed by vote at our 2011 annual meeting.

Under SEC rules, your vote is advisory and will not be binding on the Compensation Committee or the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when structuring future executive compensation arrangements. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal will be required for approval.

As we describe in further detail in the CD&A, we believe that the experience, abilities and commitment of our executive officers are unique in the business of investing in hospital real estate, and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executives’ long-term interest with the interests of our stockholders. The Board of Directors encourages you to carefully review the information regarding our executive compensation program contained in this Proxy Statement.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING RESOLUTION:

“Resolved, that the stockholders advise that they APPROVE the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material.”

PROPOSAL 4 — AMENDMENT TO CHARTER TO REMOVE PLURALITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

In recent years, many public companies have changed their voting standards for uncontested director elections from plurality voting to majority voting. The Board of Directors is committed to strong corporate governance and to ensuring that stockholders are afforded a meaningful role in the election of directors. In consultation with the Ethics, Nominating and Corporate Governance Committee, the Board of Directors has determined that it is advisable and in the best interests of our Company at this time to implement a majority voting standard for uncontested elections.

The Board of Directors has adopted and declared advisable, and recommends for your approval, an amendment to the Second Articles of Amendment and Restatement of Medical Properties Trust, Inc. (the “charter”) that would eliminate the current plurality voting standard for uncontested director elections. Currently, our charter requires that directors be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under a plurality voting standard, the nominees for election as directors who receive the greatest number of votes cast in their favor at a stockholders meeting are elected to the Board of Directors, up to the maximum number of directorships to be filled at that meeting.

The proposed amendment to our charter would delete the phrase “by a plurality of the votes cast” in Section 7.2 of the charter. The proposed deletion is indicated by strike-out text in the excerpt from our charter below:

7.2. Election of Directors. Directors of the Corporation shall be elected ~~by a plurality of the votes cast~~ at any meeting of stockholders at which directors are to be elected and at which a quorum is present. Election of directors need not be by written ballot.

Our bylaws also currently provide for a plurality voting standard for director elections but we cannot remove and amend these provisions in the bylaws unless the proposed amendment to our charter is approved by stockholders. If the proposed amendment to our charter is approved by stockholders, the Board of Directors intends to amend our bylaws to provide for majority voting in uncontested elections, in which a nominee is elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Abstentions are not considered votes cast “for” or “against” a nominee under a majority voting standard. Our bylaws will continue to provide for a plurality voting standard in contested elections.

In connection with the proposed amendment to our charter and corresponding amendment to our bylaws, the Board of Directors also intends to adopt a director resignation policy consistent with the majority voting standard. This policy will require any director that fails to receive the required majority vote in an uncontested election to promptly tender his or her resignation to the Board of Directors for its consideration. The Ethics, Nominating and Corporate Governance Committee will then recommend to the full Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. The Board of Directors will act on the recommendation of the Ethics, Nominating and Corporate Governance Committee within 90 days following certification of the election results.

If approved by the requisite number of stockholders, the amendment will become effective upon filing with, and acceptance by, the State Department of Assessments and Taxation of Maryland of articles of amendment setting forth the amendment.

If the amendment to our charter is not approved by stockholders, the current plurality voting standard will continue to apply for all director elections.

Vote Required

The affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote on this proposal is required to approve the proposed amendment to our charter. Abstentions and broker non-votes, if any, will have the effect of a vote against the proposal. Therefore, in order for this proposal to be approved, it is very important that you vote on this proposal.

Our bylaws may be amended by the Board of Directors without a vote of the stockholders; however, in order for the Board of Directors to amend our bylaws to provide for majority voting in uncontested elections, the proposed amendment to our charter must first be approved by stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING OUR CHARTER TO REMOVE THE PLURALITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about the beneficial ownership of our common stock as of March 23, 2015, unless otherwise indicated, by each director of the Company, each named executive officer, all directors and executive officers as a group, and each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

Name of Beneficial Owner*	Number of Shares Beneficially Owned		Percentage of Shares Outstanding(1)
Directors and Named Executive Officers:
Edward K. Aldag, Jr.	1,320,404	(2)	**
Emmett E. McLean	580,112	(3)	**
R. Steven Hamner	824,746	(4)	**
William G. McKenzie	135,871	(5)	**
G. Steven Dawson	70,641	(6)	**
Robert E. Holmes, Ph.D.	105,129	(7)	**
Sherry A. Kellett	74,029	(7)	**
L. Glenn Orr, Jr.	116,967	(7)	**
D. Paul Sparks, Jr.	7,855	(8)	**
All directors and executive officers as a group (9 persons)	3,235,754	(9)	1.55%
Other Stockholders:
The Vanguard Group, Inc.	24,172,597	(10)	11.56%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Inc.	17,176,983	(11)	8.21%
40 East 52nd Street New York, NY 10022

*	Unless otherwise indicated, the address is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

**	Less than 1% of the outstanding shares of common stock.

(1)	Based on 209,121,399 shares of common stock outstanding as of March 23, 2015. Includes 292,142 vested operating partnership units (convertible into an equal number of shares of common stock). Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 23, 2015 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(2)	Includes 298,872 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(3)	Includes 107,109 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(4)	Includes 147,965 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(5)	Includes 14,095 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Shares totaling 61,776 are held in an account with margin privileges.

(6)	Includes 14,095 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Also includes 35,300 shares owned by Corriente Private Trust, an irrevocable Nevada Spendthrift Trust for which Mr. Dawson is the sole trustee and beneficiary, and 21,246 shares owned by Regents Gate Associates, LLC, a limited liability company jointly owned by Mr. Dawson’s wife and Corriente Private Trust. Mr. Dawson has voting and investment control with respect to the shares held by Corriente Private Trust and Regents Gate Associates, LLC.

(7)	Includes 14,095 shares of unvested restricted common stock, which the named director has no right to sell or pledge. In addition, shares held by Mr. Orr include 700 shares held in a trust account and in accounts for his wife and daughter.

(8)	Includes 6,855 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

(9)	See notes (1)-(8) above.

(10)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 6, 2015 and February 11, 2015 with the SEC. The Schedule 13G/A indicates that the reporting entity holds sole voting power with respect to 245,130 shares, sole dispositive power with respect to 23,820,797 shares and shared dispositive power with respect to 351,800 shares. The Schedule 13G/A also indicates that Vanguard Fiduciary Trust Company and Vanguard Investments Australia Ltd, wholly-owned subsidiaries of The Vanguard Group, Inc., is the beneficial owner and directs the voting of 229,290 and 138,350 shares, respectively.

(11)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed January 12, 2015 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power over 16,776,914 shares and sole dispositive power over 17,176,983 shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers and the beneficial owners of more than 10% of our equity securities, or, collectively, the reporting persons, file with the SEC and the NYSE initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on a review of the reports furnished to us, we believe that all of the reporting persons timely filed all of the applicable SEC reports required for 2014.

EXECUTIVE OFFICERS

For information regarding Messrs. Aldag and Hamner, please see “Proposal 1 — Election of Directors” above.

Emmett E. McLean. Mr. McLean, age 59, is one of our founders and has served as our Executive Vice President, Chief Operating Officer and Treasurer since September 2003. Mr. McLean has served as our Secretary since June 2010, and served as our Assistant Secretary from April 2004 to June 2010. In August and September 2003, Mr. McLean also served as our Chief Financial Officer. Mr. McLean was one of our directors from September 2003 until April 2004. From June to September 2003, Mr. McLean served as Executive Vice President, Chief Financial Officer and Treasurer and as a director of our predecessor. From 2000 to 2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1992 to 2000, Mr. McLean worked in the healthcare services industry with two different companies serving in senior positions, including chief financial officer at one of the companies. Prior to 1992, Mr. McLean worked in the investment banking field with Dean Witter Reynolds (now Morgan Stanley) and Smith Barney (now Citigroup), and in the commercial banking field with Trust Company Bank (now SunTrust Banks). Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina at Chapel Hill.

COMPENSATION DISCUSSION AND ANALYSIS

This section of our Proxy Statement provides a detailed description of our executive compensation philosophy and programs and the process by which the Compensation Committee determines, and the factors considered, in making compensation decisions for our named executive officers (“NEOs”), each of whom is listed below:

Named Executive Officer	Title
Edward K. Aldag, Jr.	Chairman of the Board, President and Chief Executive Officer
R. Steven Hamner	Executive Vice President and Chief Financial Officer
Emmett E. McLean	Executive Vice President, Chief Operating Officer, Treasurer and Secretary

The Compensation Discussion & Analysis is comprised of four sections:

—

Executive Summary — Has a primary goal of explaining the results from our shareholder outreach efforts over the past few months in response to the unfavorable vote of our stockholders to our description, and the substance, of our say-on-pay proposal in our 2014 Proxy Statement (“Say-on-Pay Outreach Report”). It also highlights our strategic, financial and operational performance during 2014 (“Business Highlights”) and the pay-related decisions driven by such performance (“Executive Compensation Highlights”);

—

Compensation Review Process — Describes how the Compensation Committee members select the Committee’s independent professional advisors, the roles and limitations of those advisors’ assignments, and the input of management in developing a comprehensive and appropriate compensation program for our NEOs that is designed to align the interests of our NEOs with those of our Company;

—

Compensation of Our NEOs — Provides a detailed description of the strategic, operational and financial results of the Company, the achievement of which we believe our NEOs have the ability to influence and accordingly, should be rewarded to the extent that our shareholders benefit from these achievements; and

—	Other Aspects of Our Compensation and Related Governance Policies that Impact our Shareholder Communications and Value

Executive Summary

Say-on-Pay Outreach Report

At our 2014 annual meeting, only 50.6% of shares cast were voted in favor of our Say-on-Pay vote. This was a disappointing change from the support stockholders expressed in the previous Say-on-Pay votes (approximately 65.4% in favor in 2013 and 84.8% in 2012) even though the core philosophy and design of our annual compensation programs remained materially consistent.

Immediately following the 2014 vote, the Compensation Committee began a diligent process to understand and address the issues that triggered the unfavorable voting results. The cornerstone of this process was extensive engagement with our stockholders whereby we listened to the questions, concerns and observations of each of the stockholders who met with us.

In the second half of 2014, the Company contacted our 50 largest stockholders, which collectively beneficially owned approximately 115,000,000 shares of our outstanding common stock or approximately 67% of our shares outstanding. Institutional investors who collectively beneficially owned approximately 44% of our outstanding common stock and 63% of the common stock owned by our 50 largest stockholders, agreed to meet with us.

At least one member of our Compensation Committee and one member of management (not including our CEO) attended and fully participated in all of these meetings. None of our outside consultants were included in any of the meetings or phone conversations that we had with our stockholders. After these stockholder meetings, we also met with the largest proxy advisor to share the results of our stockholder meetings, to help us better understand its concerns, to ensure that we did not misinterpret anything in its report that accompanied its voting recommendation against the Say-on-Pay proposal, and to generally determine whether its views were similar to those of our stockholders.

In our discussions with stockholders, we attempted to focus first on specific concerns and questions that each stockholder may have had, and subsequently on those elements of our compensation program about which stockholders often express concern at similarly situated companies. In addition, to the extent that a particular stockholder did not raise the issues identified by proxy advisors, we directly solicited feedback to assure that we had stockholder input concerning those issues. Our efforts and stockholder responses provided us with a strong basis to form conclusions about what is important to our stockholders concerning executive compensation.

While individual stockholders raised questions about certain discrete elements of our program, that are discussed herein, the overwhelming majority focused on a single consistent concern: our inadequate engagement with stockholders regarding our compensation program between the 2012 acceptance of 82% and the decline to 65% for the 2013 Say-on-Pay vote. Stockholders with whom we met in 2014 expressed what we considered a consensus approval of the aggressive efforts of outreach and communication during our follow up to the 2014 vote, and we consider our outreach to have been successful.

From the perspective of the Compensation Committee, the entire Board, and management, we believe this outreach and communication has been valuable to the future of Medical Properties Trust, Inc. and we intend to continue to engage with our stockholders on an annual basis regardless of the Say-on-Pay vote results.

As noted above, each member of our Compensation Committee and our executive managers joined in conversations with our stockholders; we heard from holders of more than 50% of our stock outstanding and we LISTENED, RESPONDED and ACTED with respect to their concerns. The following table details our conversations.

Program Feature	What We Heard	Our Response
Communications with our Stockholders	Stockholders want us to be proactive and explanatory on matters concerning executive compensation. It is necessary that such outreach be targeted to the governance and proxy voting groups within most stockholders and not only portfolio managers and investment decision makers.

g        We contacted these managers at our 50 largest investors whose responsibilities include communicating with Board committees to arrange in-person and phone conferences to discuss compensation and other issues.

g        We succeeded in meeting with investors who collectively beneficially owned approximately 44% of our outstanding common stock and 63% of the stock of our 50 largest stockholders. Stockholders who owned approximately 25% of our shares considered it unnecessary to have such meetings.

g        Our efforts and stockholder response provide us with a strong basis to form conclusions about what is important to our stockholders concerning executive compensation.

g        We intend to continue to engage with our institutional stockholders on an annual basis regardless of the Say-on-Pay vote results.

Clarity of Communications	Stockholders prefer explicit and easily understood explanations of the Compensation Committee’s decision-making process.

g        In this Proxy Statement we have revamped our Compensation Discussion and Analysis, using more “plain English” and clearly explaining the rationale of our decisions so that how we make executive compensation decisions will be more transparent and concise.

g        We have provided enhanced disclosure in areas such as pay-for-performance alignment and setting of bonus target and total return to shareholders (“TRS”) hurdles.

Levels of Compensation	Stockholders representing a majority of shares held by those we met generally did not express concern over our levels of targeted or realized pay but wanted us to more fully describe the pay-for-performance relationship.

g        The Compensation Committee has engaged in a rigorous process to determine our compensation levels and the performance hurdles related to the cash bonus plan and the vesting of performance-based equity awards.

g        The Compensation Committee believes that utilization of a carefully considered peer group provides the most important means of benchmarking potential pay for our NEOs.

g        When compared to our carefully considered peer group, we believe that our executive compensation program reflects appropriate levels of compensation.

g         Additionally, over 40% of our CEO’s compensation is subject to forfeiture if prospective TRS targets are not achieved.

g        On page 39 of this Proxy Statement, we have detailed the realized performance-based equity so that stockholders can better understand the pay-for-performance relationship between the performance-based equity awards being earned or forfeited in any given year as a result of our absolute and relative TRS performance.

Program Feature	What We Heard	Our Response
Peer Group	Most stockholders told us that they generally defer to managements’ self-selected peer groups, but wanted more fulsome descriptions of why we selected our peer group constituents.

g       Most stockholders deferred to the peer group approved by our Compensation Committee.

g       We have employed a concise, straightforward methodology to determine appropriate peer group constituents, which includes a size limit of 0.5x to 2.5x the size of the Company in terms of implied equity market capitalization and total enterprise value.

g       In our section entitled “Peer Group Analysis” on page 33 of this Proxy Statement, we provide a detailed explanation of how we determine the peers to be included in our peer group in our highly specialized niche business of hospital net leasing.

Cash Bonus Percentages	Stockholders expressed some concern over the potential base salary multiple for our CEO of up to 3.5 times and the rigor and number of the various bonus metrics.

g       Based on our detailed review of cash compensation programs at peer companies, we concluded that our executive’s base salaries were meaningfully below peer group levels (CEO approximately 25th percentile of peers), while the potential bonus multiples were relatively high.

g       Accordingly, for 2015 we decided that it would be appropriate to rebalance the cash compensation program to provide for base salaries more in line with those of our peer group constituents and lowering the potential bonus payouts, including a decrease in the CEO’s bonus percentage from 350% to 200% of base salary.

Annual Bonus Metrics	Stockholders expressed some concern over the level of discretion in our annual bonus program and the complexity of metrics used

g       For 2014, we decreased the percentage of the cash bonus payout tied to subjective/individual measures from 35% in 2013 to 10% in 2014 and 2015. Accordingly, future payment is almost fully weighted toward pre-established objective metrics.

g       We streamlined the number of corporate performance metrics from 6 in 2013 to four in 2014 and three in 2015 and now include a detailed explanation for the reasons we selected these particular measures on page 27 of this Proxy Statement under the heading “Annual Cash Bonus.”

g       Each of the 2015 metrics is fully objective and clearly tied to reported financial information.

Annual Long Term Incentive Awards – Performance Period	Most stockholders expressed concern over the fact that annual 3-year performance awards had a further 2-year carryover provision that allowed our NEOs to achieve the target over five instead of three years.

g       We have eliminated the “carry forward” provisions on future annual performance-based restricted stock awards.

g       All future performance-based restricted stock awards (including the grants made in 2015 in connection with 2014 performance) will be based solely on the 3-year measurement period. Shares unearned during that period are forfeited; and as has been the past policy, dividends are not paid unless the performance targets are achieved.

Program Feature	What We Heard	Our Response
Annual Long Term Incentive Awards –Hurdle	Stockholders wanted to better understand the 8.5% annual TRS hurdle required to earn our performance stock units over the three-year period in connection with 2013 awards.

g       For 2014 and 2015, the Company increased the TRS hurdle to 9.0% per annum (or 27.0% over the three-year measurement period).

g       The 9% per annum hurdle is a determination by the Compensation Committee of a level of total shareholder return that, given general market conditions and long-term investor expectations, represents a highly attractive risk-adjusted investment return to long-term investors in U.S. equities.

g       Hurdle is determined based on a review of multiple factors, including hurdles utilized at peer companies, current interest rates, analyst/investor expectations, amongst other factors as described beginning on page 38 of this Proxy Statement.

3-Year Long-Term Incentive Performance Plan	Stockholders did not express any material concerns with the Long-Term Incentive Performance Plans (“LTIP”) Plans, recognizing that there is no payout to our NEOs unless our total shareholder return over the 3-year measurement period exceeds the 9.0% per annum target described immediately above or the mean of the total shareholder return for the entire REIT index

g       Consistent with the increase in the annual restricted stock minimum performance hurdle from 8.5% in 2013 to 9.0% in 2014 (and again in 2015), our NEOs must also meet this hurdle on a 3-year total basis in order to be eligible to receive LTIP awards.

Employment Agreements	While the vast majority of stockholders did not express concerns with our legacy employment agreements (2 inquired about our ability to renegotiate them), several investors asked if we would commit to not entering into new agreements with provisions that are no longer considered best practice.

g       We have not entered into multi-year employment contracts since our formation in 2003.

g       Only our three founders have multi-year agreements and these were negotiated with underwriters and approved by our initial institutional and stockholders from our initial public offering (“IPO”), partly in return for the founders’ relinquishment of substantially all of the common stock of the Company.

g       The Compensation Committee has determined that renegotiation or buy-out of the existing contracts would be cost-ineffective and operationally disruptive. The Compensation Committee has further determined not to enter into any future employment agreements that include single-trigger change in control provisions, multi-year evergreen arrangements or tax gross-up payments.

Program Feature	What We Heard	Our Response
Hedging and Pledging	Some of the stockholders with whom we met asked for clarification of our policies relating to hedging and pledging of shares. Additionally, one of the major proxy advisory firms criticized our pledging policy.

g       Our policy has been, and remains, to prohibit hedging activities by our NEOs.

g       The Compensation Committee, and the Board as a whole, also discourages pledging of shares by our NEOs. However, we also believe that an outright prohibition of pledging shares may occasionally require our NEOs to sell shares for temporary cash needs including periodic tax payments. This would be contrary to the Compensation Committee’s desire that our NEOs should hold, rather than sell, shares.

g       At present, none of our officers hold sufficient shares such that a forced margin call would impact the market for our common stock.

g       Although none of our NEOs have pledged shares for any reason in at least the last five years, the Committee reserves the right to revisit the pledging policy should it become necessary.

g       We have set forth our hedging and pledging policies on page 41 of this Proxy Statement under the heading “Prohibited Transactions.”

Board Composition and Voting	Prior to commencement of our Say-on-Pay Outreach efforts, our Board of Directors had already addressed certain corporate governance issues that, while not directly related to executive compensation, we believe are of interest to institutional shareholders of many companies.

g       Since the 2014 annual proxy meeting, we increased the percentage of independent members on our Board from 57% to 75% (e.g., from 4 independent and 3 non-independent to 6 independent and 2 non-independent).

g       We have included in this Proxy Statement a proposal to change our director election requirement to a majority standard from the prior plurality standard.

g       Simultaneously with our initial capitalization in 2004 we elected to permanently opt out of the Maryland Unsolicited Takeover Act provisions that would have allowed us to establish a classified board without stockholder approval.

Business Highlights

We are a self-advised Real-Estate Investment Trust (REIT) formed to capitalize on the changing trends in healthcare delivery by acquiring and developing long-term net leased healthcare facilities. These facilities include general acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals and other facilities where physicians treat patients, such as emergency hospitals and free-standing emergency rooms. Healthcare is the largest segment of the United States GDP and is projected to rise to 20 percent of U.S. GDP by 2017, and we are the only healthcare REIT focused exclusively on hospitals. In 2013, we expanded outside of the U.S., and we added additional international investments in 2014 such that approximately 28% of the value of our assets, on a proforma basis, is located in Germany and the United Kingdom. We assist our clients by providing low cost capital for expansion and other investment in new technologies and efficiencies.

Our executive officers are uniquely experienced in hospital real estate operations and finance. Because of this specialized experience, since becoming a public company on July 7, 2005 we have completed more hospital sale leaseback transactions than any other REIT. Edward K. Aldag, Jr. has served as our President and Chief Executive Officer since our inception in August 2003 and as our Chairman since March 2004. Since our July 7, 2005 IPO, Mr. Aldag has overseen our enterprise value growth from approximately $500 million to $4.6 billion, an increase of more than 800%. Mr. Aldag brings extensive experience and a vision in healthcare real estate and corporate finance to our Company which is critical to the successful operation of our highly specialized business. Under our CEO’s leadership, in the almost 10 years since our IPO, we have increased our normalized funds from operation (“FFO”) by 25% compound annual growth rate (“CAGR”) per year and have provided a 172% total return to our shareholders (“TRS”). We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”), which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

Our compensation program is designed so that NEO pay levels are strongly linked with our short-term operational performance and long-term market performance. The Compensation Committee took into account a number of strategic, operational and financial achievements in setting 2014 compensation, including the following:

Operating Results

✓        Achieved a one-year increase in Normalized Funds from Operations (“NFFO”) per diluted share of 10% and a three-year increase of over 49%.

✓        Achieved a one-year increase in revenue of 29% and a three-year increase of 136%.

$1.4 billion in Investments

✓        Acquisitions committed to or completed in 2014 total approximately $1.4 billion, which is the first time the Company eclipsed the billion dollar mark and resulted in the Company becoming among the top five U.S. for-profit owners of hospital beds.

✓       Continued international expansion in high-quality, strategically-aligned properties by investing or committing to invest approximately $1 billion in Germany and the U.K., positioning the Company to deliver substantial returns to shareholders in the future.

Other 2014 Accomplishments

✓        Effectively managed general and administrative (“G&A”) costs, and as a result, G&A as a percentage of revenue decreased to 11.9% in 2014 from 12.4% in 2013.

✓        Closed on a $900 million credit facility with a syndicate of 15 banks and later exercised the $250 million accordion, resulting in a new credit facility of $1.15 billion.

✓        Issued 10-year fixed rate Notes with a 5.5% coupon.

✓        Issued 34.5 million shares of common stock in early January 2015 at a public offering price of $14.50 for net proceeds of approximately $480 million. The offering, which priced at a 7.5% premium to the pre-acquisition announcement stock price in October 2014, followed an extensive series of meetings with many existing and prospective shareholders to describe the recent German acquisition and the Company’s near term acquisition and capital strategies.

✓        Received an upgrade from Standard & Poor’s Ratings Services (“S&P”) on the Company’s Senior Notes to an investment grade rating of BBB- from BB and an upgrade to the corporate credit rating to BB+ with a stable outlook from BB.

Total Return to Shareholders (TRS)

✓       Since our IPO in July 2005, the Company has delivered consistently positive returns to stockholders and has outperformed our peers.

✓       Over the 3-year period (which is the measurement period used for our multi-year performance-based equity awards), we have delivered an annualized return of approximately 24% and generally performed at or above peer levels.

✓       To a lesser extent, the Compensation Committee also reviews our short-term 1-year TRS and longer-term 5-year TRS performance, which also reflected strong, positive absolute returns.

Source: SNL Financial, LLC

Executive Compensation Highlights

Our current executive compensation structure represents a balanced pay-for-performance program that is designed to align the interests of our NEOs and stockholders, reward management for achieving the Company’s short-term and long-term strategic goals and reflect the input of our stockholders, and includes the following key features:

Base Salary	Fixed, Cash

Objective

-   Salaries are set at a level that reflects job responsibilities and provides competitive fixed pay to balance performance-based risks.

Key Features

-   Salaries are determined based on evaluation of an individual’s experience, current performance, internal pay equity and a comparison to the peer group.

-   NEOs’ base salaries remained unchanged from 2012 to 2014 and represented amounts meaningfully below peer group levels (CEO at approximately 25th percentile of peers).

-   2015 base salaries were adjusted to provide for higher base salaries consistent with the peer group, while at the same time significantly lowering the potential bonus payouts to reflect an overall cash compensation structure more aligned with our peers and to help mitigate unnecessary risk-taking by NEOs by ensuring an appropriate level of fixed compensation. These changes resulted in large part from our discussions with and recommendations from our stockholders as part of our Say-on-Pay Outreach efforts.

Annual Cash Bonus (Non-Equity Incentive Plan Compensation)	Variable, Cash

Objective

-   Bonuses are designed to incentivize management to achieve the Company’s strategic, operational and financial goals for the year utilizing a formulaic calculation (pay-for-performance).

Key Features

-   Payout on 90% of the plan determined by the achievement of financial performance hurdles established early in the fiscal year, with the remaining 10% determined based on the Compensation Committee’s review of each NEO’s individual performance. In 2014, the allocation to individual performance was lowered to 10% from 35% as part of our continuing evaluation of our compensation plan components. The Compensation Committee concluded that the annual cash bonus component should be more heavily weighted to objective, predetermined measurements rather than to subjective performance evaluations that are determined at the end of the measurement period. As part of our Say-on-Pay Outreach efforts, the stockholders with whom we met almost universally validated and approved of this decision.

-   For 2015, the maximum bonus percentages were lowered to better align our program with the peer group, including a reduction in the maximum payout from 350% to 200% for the CEO.

-   Number of metrics was reduced from six in 2013 to four in 2014, and to three in 2015.

Annual Restricted Stock Awards	Variable, Equity

Objective

-   These awards are structured to support the retention of senior management, while subjecting recipients to the same market fluctuations as stockholders and thereby motivating management to create long-term stockholder value (pay-for-performance).

Key Features

-   The notional grant date value of the awards is allocated 50/50 between time-based restricted stock awards and performance-based restricted stock awards. The grant date value of the performance-based restricted stock award is subsequently discounted due to the risk of the awards not being earned in connection with the prospective TRS hurdles.

-   The grant size is determined based on a detailed retrospective review of the overall performance of the Company. In this review the Compensation Committee heavily weights the TRS performance, and as noted below, the value of the annual restricted stock awards was reduced because our performance, although a 20% annual return, was less than our peers. Other considerations for 2014 included: significant improvements in our dividend payout ratio that has allowed us to increase our dividend by 10% in 2015 compared to 2013; the effective integration of approximately $1 billion in non-U.S. assets, establishing a platform that will be used for additional accretive investments in Western Europe; ongoing progress in our multi-year process of continuously improving our balance sheet strength such that S&P recognized our unsecured bonds as investment grade; breaking in to the largest segment of U.S. acute care hospitals with our initial relationship with a not-for-profit hospital operator; significant reduction in our exposure to any single tenant relationship and hospital asset; and overall progress regarding the execution of the Company’s long-term strategic plan and the compensation level of our NEOs in comparison to our peer group.

-   Time-based restricted stock awards vest over a 12-quarter period.

-   Performance-based restricted stock, granted in 2015, may be earned by achieving the TRS hurdle annually or over a cumulative three-year performance period. The performance hurdle in 2014 was set at 9.0%; if our stockholders do not earn this return, then our NEO’s receive none of the targeted shares — there is no proration for achieving less than the 9.0% return.

-   The Compensation Committee establishes the annual TRS hurdle at a level that, based on broad market expectations, is considered very attractive for a long-term return for conservative investors in equity. The Compensation Committee does not identify a specific index, but rather generally surveys the commentary of well-known investors and the predictions of other institutional investors. For 2014 (and again for 2015) the Compensation Committee believes that most conservative, long-term investors at the beginning of those years would be highly satisfied to achieve a 9.0% return during the coming year; accordingly, the Compensation Committee has allocated a minor portion of our NEOs’ total potential compensation to the achievement of this hurdle.

3-Year Long-Term Incentive Performance Plan	Variable, Equity

Objective

-   This plan is designed to enhance the pay-for-performance structure and stockholder alignment, while motivating and rewarding senior management for superior TRS performance based on rigorous absolute and relative hurdles above and beyond the return required under the performance-based restricted stock awards.

Key Features

-   The notional grant date value of the awards are allocated 50/50 between absolute hurdles and relative hurdles.

-   Absolute hurdle requires a return in excess of 27% over a three-year measurement period (i.e.; nothing is earned unless the 9.0% annual hurdle described above is exceeded), with a 35% return necessary to earn the full value under the absolute component.

-   Relative hurdle requires a return in excess of the MSCI US REIT Index over a three-year measurement period, with a return equal to the Index plus 6% or greater to earn the full value under the relative component.

-   Full payout is earned only if both the absolute and relative TRS hurdles are achieved and then are further subjected to two years of additional time-based vesting.

-   Historically, the NEOs were designated a set number of shares, but beginning with the 2015 LTIP, the NEOs will be granted a fixed notional value that is not expected to change on an annual-basis and instead will be reviewed periodically (i.e., every 2 to 3 years).

Compensation Based on Performance Year

The components of 2014 executive compensation included base salary, annual cash bonus for 2014 performance, annual restricted stock awards granted in 2015 and based upon 2014 performance and awards granted under the 2014 LTIP Plan, which was implemented in January 2014 and earned based on our prospective 3-year TRS performance — we will not know how much, if any, of the LTIP value may be earned until our 2016 TRS is known. One half of the annual restricted stock awards is also subject to forward-looking TRS performance. During 2014, we achieved strong operating performance and accomplished the strategic goals set forth at the beginning of the year, which resulted in an approximate 2% increase in annual cash bonus. While we provided stockholders with a strong absolute return of approximately 20% in 2014, our TRS relative to our peers was down from previous years, and accordingly, the Compensation Committee determined that a reduction in equity-based compensation was appropriate.

The compensation paid to our NEOs is reported in the 2014 Summary Compensation Table on page 46 of this Proxy Statement as required by SEC rules. We are also providing the supplemental compensation information below to provide our stockholders with a more complete picture of the compensation to our NEOs for 2014 performance as compared to the Summary Compensation Table, which discloses the grant date fair value of equity awards based on the year of grant and not the performance year for which the grant related to. For example, the January 2015 restricted stock awards were granted in connection with the 2014 fiscal year performance, and accordingly, are included as 2014 compensation in the below table.

Name and principal position	Performance Year	Salary	Annual Cash Bonus	Approved Value of Restricted Stock Awards(1)		LTIP Plan(2)	Total Direct Compensation
Edward K. Aldag, Jr	2014	$600,000	$1,857,000	$2,750,000	(3)	$1,358,750	$6,565,750
Chairman, Chief Executive	2013	600,000	1,817,250	2,950,000		1,449,250	6,816,500
Officer and President	% Change	0%	+2.2%	-6.8%		-6.2%	-3.7%
Emmett E. McLean	2014	$395,000	$867,519	$880,000	(3)	$625,025	$2,767,544
Executive Vice President,	2013	395,000	849,497	950,000		658,750	2,853,247
Chief Operating Officer	% Change	0%	+2.1%	-7.4%		-5.1%	-3.0%
R. Steven Hamner	2014	$400,000	$878,500	$1,250,000	(3)	$733,725	$3,262,225
Executive Vice President,	2013	400,000	860,250	1,350,000		790,500	3,400,750
Chief Financial Officer	% Change	0%	+2.1%	-7.4%		-7.2%	-4.1%

(1)	Approved Value of Restricted Stock Awards differ from the amounts reported in the Summary Compensation Table and the Grants of Plan-Based Awards table due primarily to changes in our stock price between the date the Compensation Committee approved awards and the date they were actually granted. In addition, the performance-based restricted stock awards are also discounted for the applicable TRS hurdles.

(2)	LTIP Plan amounts represent the grant date fair value based upon the probable outcome of the performance-based vesting conditions as calculated by an independent appraiser.

(3)	Represents shares of time-based restricted stock and performance-based restricted stock granted on January 2015 for performance relating to the 2014 fiscal year.

Pay Mix and Compensation at Risk

The Compensation Committee believes that a significant portion of NEO compensation should be at-risk and heavily dependent upon the achievement of rigorous and objective performance requirements. As illustrated below, approximately 91% of the CEO’s total direct compensation and 87% of the other NEOs total direct compensation is variable and at-risk subject to the Company performance results. Although the Compensation Committee does not target any particular peer group percentile, the overall structure is designed so that if the Company’s performance exceeds expectations and is above our peers, it will result in overall compensation that is at the high end of the peer range and attractive relative to compensation available at successful competitors. Conversely, if the Company’s performance is below expectations and peer levels, it will result in overall compensation that is at the low end of the peer range and is less than those amounts paid at more successful competitors.

For 2014 performance, total direct compensation was allocated as follows (as detailed in the “Compensation Based on Performance Year” chart above):

Approximately 40% of our compensation reflects pay at-risk of forfeiture based on future TRS performance, which is meaningfully above the average of our peer group of 30% of total compensation allocated to similar performance-based equity awards.

Compensation Review Process

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is responsible for designing our executive compensation plans, establishing compensation levels, and measuring the performance of our NEOs. The Compensation Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

—	reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the annual cash bonus plan and performance-based equity awards;

—	evaluating the performance of our executive officers in light of these goals and objectives;

—	evaluating the competitiveness of each executive officer’s total compensation package relative to what other publicly traded and private equity-backed real estate investors may offer; and

—	approving any changes to our executives’ total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts, and retention programs.

In order to assist the Compensation Committee to design, establish and monitor our executive compensation plans, the Compensation Committee has engaged an executive compensation consultant, as described below.

Role of the Compensation Consultant

The Compensation Committee has retained FTI Consulting, Inc., a nationally recognized compensation consulting firm specializing in the real estate industry (the “Compensation Consultant” or “FTI Consulting”). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of FTI Consulting attends meetings of the Compensation Committee and communicates with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

The Compensation Consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement between the Compensation Committee and the Compensation Consultant. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and director compensation program and evolving industry practices; (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program; (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance; and (iv) preparing recommendations based on the Company’s performance, current market trends and corporate governance matters. The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant. Historically, FTI Consulting was engaged by management to perform a variety of tax structuring and compliance services unrelated to executive compensation. Although these services were not formally approved in advance by the Compensation Committee, the Compensation Committee was aware of and approved of FTI Consulting’s role as a provider of non-executive compensation related services to us. FTI Consulting reports to the Compensation Committee any such services and fees annually, in connection with its retention, and upon the reasonable request of the Compensation Committee. The Compensation Committee has determined that FTI Consulting advice is objective and free from the influence of management. The Compensation Committee also closely examines the safeguards and steps that FTI Consulting takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes the following factors into consideration:

—	The Compensation Committee directly hired and has the authority to terminate FTI Consulting engagement for executive compensation related services.

—	The Compensation Committee solely determined the terms and conditions of FTI Consulting’s engagement for compensation related services, including the fees charged.

—	FTI Consulting is engaged by and reports directly to the Compensation Committee for all executive compensation services.

—	FTI Consulting has direct access to members of the Compensation Committee during and between meetings.

During 2014, we paid FTI Consulting $137,740 in consulting fees directly related to executive, Board and other compensation-related services performed for the Compensation Committee. During the same period, we paid FTI Consulting $191,483 for its tax structuring and compliance consulting services unrelated to executive, Board and compensation matters. Notwithstanding the Compensation Committee’s rigorous review of FTI Consulting’s independence, and its determination that FTI Consulting’s advice is objective and free from management’s influence, the Company has engaged different professional advisors to provide tax planning and compliance services beginning with the 2014 tax year.

In the second half of 2013, the Compensation Committee engaged a second leading compensation consultant (one of the “Big 4” professional services firm, but not our auditor) to conduct a comprehensive review of our compensation program. A number of recommendations resulted from this review. The Compensation Committee and FTI Consulting embraced many of these recommendations and implemented several of them in 2014, with the intent of implementing more in 2015. Many of the observations made by our stockholders during our Say-on-Pay Outreach efforts validated the adjustments we had already made to our compensation program in 2014, as well as those planned for 2015.

Peer Group Analysis

To be successful in the highly specialized and competitive healthcare market requires having a highly talented management team and a compensation program structured to attract, retain and motivate top executives. Selecting an appropriate peer group is the single most important factor in any comparative analysis and given the fact that MPT has a differentiated business model, it means that much more. The Company’s unique business model requires a well thought out, blended peer group, which includes the following:

—	All companies that are within 0.5x and 2.5x the size of MPT in terms of implied equity market capitalization and total enterprise value;

—	REITs that primarily invest in healthcare/medical property assets;

—

Specialty office REITs that require management to have a skill set not only in real estate but also an underlying knowledge of the operations of its tenants; Biomed Realty Trust focuses on pharmaceutical companies and research institutions that use office-type real estate for their laboratory needs.

—

Hospital companies that are comparable to MPT in terms of knowledge and skills necessary by the executive team members to effectively manage the company and its facilities; we include HealthSouth Corporation and Lifepoint Hospitals Inc. in our peer group because, in order to direct our investment underwriting, asset management and tenant transitions our NEOs must have specialized knowledge and experience similar to that required by executives who manage hospital operations.

—

Triple-net lease REITs who enter into long-term leases with operators similar to MPT’s business model; Cyrus One Inc. and Dupont Fabros Technologies Inc. lease their owned real estate to users of data center equipment, and EPR Properties Real Estate Trust focuses on leasing real estate to first run movie cinemas. To successfully invest long term in these highly specialized facilities, the executives of these companies must have extensive knowledge not only about real estate investments and operations, but also about the specialized industries which almost exclusively are their tenants.

—

REITs that invest in assets outside of the United States. We have pioneered investment in healthcare real estate in continental Europe generally and in acute hospital assets in the United Kingdom. The three largest United States healthcare REITs have each recently made similar investments following us. We do not at this time, however, include these REITs in our peer group because they fall outside the parameters of 0.5X to 2.5X our equity market capitalization, and because the relative portion of their hospital assets compared to their total assets remains much lower than ours.

The peer group, which is closely scrutinized each and every year, was adjusted in 2014 to include CyrusOne, Inc. and EPR Properties Real Estate Trust, as both companies represent a specialty REIT with triple-net lease properties both within and outside of the US and also fall within the specified size parameters. The following table provides the names and key information for each peer company at the time at which the Compensation Committee reviewed the peer group market data in July 2014.

Company	Implied Equity Market Cap $ million	Total Enterprise Value $ million	Total Assets $ million	Sector	Properties Outside of the US	Triple Net- Leased Properties
Alexandria Real Estate Equities, Inc.	5,574.2	9,259.4	7,815.6	Office/Specialty	Yes	Yes
BioMed Realty Trust	4,350.5	7,144.7	6,159.7	Office/Specialty	Yes	Yes
Chambers Street Properties	1,936.2	3,242.0	2,928.7	Diversified	Yes	Yes
CyrusOne Inc.	1,632.8	2,172.8	1,506.1	Diversified	Yes	Yes
DuPont Fabros Technology, Inc.	2,192.6	3,442.2	2,771.3	Specialty	No	Yes
EPR Properties Real Estate Trust	3,021.6	4,968.8	3,532.9	Specialty	Yes	Yes
Healthcare Realty Trust, Inc.	2,446.8	3,849.6	2,750.1	Health Care	No	No
Healthcare Trust of America, Inc.	2,955.1	4,312.1	3,014.6	Health Care	No	Yes
HealthSouth Corp.	3,153.9	4,697.1	2,539.1	Specialty Hospitals	No	No
Hudson Pacific Properties, Inc.	1,767.5	2,771.9	2,235.0	Office	No	Yes
Lifepoint Hospitals Inc.	4,713.4	5,983.6	5,361.5	Hospitals	No	No
LTC Properties, Inc.	1,374.3	1,685.8	945.2	Health Care	No	Yes
National Retail Properties, Inc.	4,681.6	6,824.0	4,650.9	Free Standing	No	Yes
Omega Healthcare Investors, Inc.	4,778.3	7,001.6	3,889.4	Health Care	No	Yes
Sabra Health Care REIT, Inc.	1,348.9	2,155.5	1,376.5	Health Care	No	Yes
Median	2,955.1	4,312.1	2,928.7
Medical Properties Trust, Inc.	2,244.5	3,719.1	3,190.0	Health Care	Yes	Yes
Percentile Rank	40%	40%	60%

To assess the competitiveness of our executive compensation program, FTI Consulting analyzes Peer Group proxy compensation data levels, as well as the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is then presented to the Compensation Committee for its review and use. The Compensation Committee takes into account various factors such as our performance within the Peer Group, scope of responsibilities for each individual executive, internal equity considerations, and any succession and retention considerations.

Role of the Chief Executive Officer and Chief Financial Officer

Within the framework of the compensation programs approved by the Compensation Committee, our Chief Executive Officer and Chief Financial Officer discuss with the executive compensation consultant their assessment of the Company’s overall performance, each executive officer’s individual performance and employee retention considerations. Additionally, our Chief Executive Officer and Chief Financial Officer provide recommended corporate goals for the annual cash bonus plan based on the Company’s strategic, financial and operational plans, as well as analyst and market expectations. However, the Compensation Committee, in its sole discretion, makes the final determination of all executive officer compensation.

Compensation of Our NEOs

Our executive compensation program is designed to reward the achievement of both annual and long-term goals of both the Company and the individual executive. Our Compensation Committee evaluates performance on an absolute basis against financial and other operating measures, as well as on a relative basis by comparing the Company’s performance against other REITs that compete for similar executive talent. In addition, in 2015, the number of metrics will be reduced to three and the “Outperformance” category will be eliminated.

The following is a summary of the elements and amounts of our compensation program for our NEOs in 2014. As noted above, a majority of our NEOs’ total compensation is based on pre-established measures, the achievement of which we believe is correlated with long-term creation and maintenance of stockholder value. Another significant portion of the value our NEOs are eligible to earn as compensation is represented by shares of restricted common stock that vest over multiple periods and materially impact the long-term net worth of our NEOs. We believe these two key elements of our compensation strategy create appropriate incentives for our NEOs.

Base Salaries

The Compensation Committee periodically reviews base salaries for NEOs and makes adjustments to reflect market conditions, changes in responsibilities and the risk-reward profile of the Company. Base salaries comprise a relatively limited portion of the total compensation that an executive is eligible to earn. In 2014, each of our NEO’s base salary remained unchanged from the 2012 and 2013 levels. The following were the base salaries for 2014:

Name	2014 Base Salary
Edward K. Aldag, Jr.	$600,000
Emmett E. McLean	395,000
R. Steven Hamner	400,000

Annual Cash Bonus (Non-Equity Incentive Plan Compensation)

Our NEOs have opportunities to earn annual cash compensation of up to specified multiples of their base salaries if certain specified corporate goals are reached at the “Threshold,” “Target,” “Superior” and “Outperformance” levels. The following table specifies the potential 2014 multiples for each NEO.

Name	Threshold	Target	Superior	Outperformance
Edward K. Aldag, Jr.	100%	175%	250%	350%
Emmett E. McLean	75%	125%	175%	250%
R. Steven Hamner	75%	125%	175%	250%

As a result of our Say-on-Pay Outreach we have adjusted the total potential cash compensation calculations for 2015. Most stockholders we met believed that the bonus multiple of up to 3.5 times as presented in the table above is too high, even while acknowledging that the base salaries (particularly for our CEO) were in the lower percentiles of the peer group. Accordingly, base salaries for 2015 will be raised to approximately the 75th peer group percentile and the potential bonus multiple will be limited to two times the base salaries.

The annual cash bonus plan is designed to reward executives for the achievement of the Company’s strategic, operational and financial goals for the year utilizing a formulaic calculation. For 2014, the Compensation Committee reduced the subjective, individual contribution component from 35% in 2013 to no more than 10% in 2014. Accordingly, at least 90% of the potential annual bonus for each NEO is based on quantifiable measures of performance that are established and discussed with each executive early in the fiscal year. In early 2014, the following goals, measurements and potential base salary multiples were established for the 2014 fiscal year:

Corporate Goal	Weight	Threshold	Target	Superior	Outperformance	Rationale
Exposure by Tenant	20%	25% max	23% max	20% max	17% max	Ensures focus on reducing the risk that long- and short-term results are overly dependent on any single tenant; also incentivizes management to continue to develop the hospital sale/leaseback market and identify additional acquisition opportunities.

FFO Growth	30%	12%	15%	18%	21%	Ensures focus on profitability as measured by the most frequently assessed REIT earnings measure; to mitigate against the risk of non-profitable or other low quality growth, this target is also governed by the AFFO Payout target below that rewards only accretive growth.

Additional Acquisitions	25%	$400 million	$500 million	$650 million	$750 million	Motivates management to execute on our long-term strategic growth plan; for management to be rewarded for this target, the acquisitions must be profitable and accretive on a per share basis in order to also meet the FFO Growth and AFFO Payout targets.

AFFO Payout	25%	90.0%	80.0%	75.0%	70.0%	Strengthens credit metrics, improves share valuation and mitigates the risk of unprofitable growth.

TOTAL	100.0%

The following table shows the level of achievement for each of the 2014 goals:

Corporate Goal	2014 Achievement	Actual Results
Exposure by Tenant	Superior	19.8%
FFO Growth	Outperformance	23.4%
Additional Acquisitions	Outperformance	More than $1.350 million
AFFO Payout	Superior	73.7%

The following is a comparison of 2013 and 2014 bonus amounts:

Name	2013 Bonus ($)	2014 Bonus ($)	% Change
Edward K. Aldag, Jr.	$1,817,250	$1,857,000	2.2%
Emmett E. McLean	849,497	867,519	2.1%
R. Steven Hamner	860,250	878,500	2.1%

Long-Term Equity Compensation

The Compensation Committee may grant long-term, equity-based incentive awards to our executive officers under the Company’s 2013 Equity Incentive Plan, as amended (the “2013 Equity Incentive Plan”). To help determine the amount of long-term equity incentives to award our NEOs during 2014, the Compensation Committee considered the Company’s overall performance along with the total compensation levels of the Company’s NEOs and the Peer Group. We use three primary forms of equity compensation:

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Annual Time-Based Restricted Stock Awards. One-half of the annual restricted shares vest over a three-year period in equal quarterly amounts. These awards are structured to support the retention of senior management, while subjecting recipients to the same market fluctuations as stockholders and thereby motivating management to create long-term stockholder value.

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Annual Performance-Based Restricted Stock Awards. The remaining one-half of the annual restricted shares are earned on an annual basis if our TRS is equal to or exceeds 9% per year and is designed to reward a targeted return to our stockholders. Moreover, dividends that accrue on the performance based restricted stock are not paid until and unless the requisite TRS performance requirements are achieved.

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3-Year Long-Term Incentive Performance Plan. This component will only provide value to our executives for superior TRS performance based on rigorous absolute and relative hurdles above and beyond the return required under the performance-based restricted stock awards. These plans are directly aligned with long-term stockholder interests as they allow our executives to share in the value that they create above a defined return to our stockholders.

Annual Equity Awards

The Compensation Committee grants a mix of time-based restricted stock awards and performance-based restricted stock awards. The actual value of the annual equity awards is individually determined, at the discretion of the Compensation Committee, based on Company and individual performance, the individual’s role and skill set, prior year’s award value, and market practices. For 2014 restricted stock awards, the Compensation Committee took into account the business highlights as detailed on page 23 of this proxy statement and determined that a reduction in award values would be appropriate in light of the Company’s one-year relative TRS performance. Once the value of the annual equity awards is determined, the value is allocated 50% to time-based restricted stock and 50% to performance-based restricted, with the awards made in connection with fiscal 2014 performance granted in January 2015. The amounts in the table below are based upon the approved notional value of the 2014 restricted stock awards.

Name	2014 Time-Based Awards	2014 Performance-Based Awards	Total 2014 Annual Equity Awards
Edward K. Aldag, Jr.	$1,375,000	$1,375,000	$2,750,000
Emmett E. McLean	440,000	440,000	880,000
R. Steven Hamner	625,000	625,000	1,250,000

(1)	Approved Value of Restricted Stock Awards differs from the amounts reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table due primarily to changes in our stock price between the date the Compensation Committee approved awards and the date they were actually granted.

(2)	The performance-based restricted stock awards are also discounted for the applicable TRS hurdles.

The following is a comparison of the approved values of the 2013 and 2014 annual performance-based restricted stock awards (inclusive of time- and performance-based awards) amounts:

Name	2013 Annual Equity Awards	2014 Annual Equity Awards	% Change
Edward K. Aldag, Jr.	$2,950,000	$2,750,000	(6.8%)
Emmett E. McLean	950,000	880,000	(7.4%)
R. Steven Hamner	1,350,000	1,250,000	(7.4%)

(1)	Approved Value of Restricted Stock Awards differ from the amounts reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table due primarily to changes in our stock price between the date the Compensation Committee approved awards and the date they were actually granted.

(2)	The performance-based restricted stock awards are also discounted for the applicable TRS hurdles.

3-Year Long-Term Incentive Performance Plan

The 3-Year Long-Term Incentive Performance Plans (“LTIP Plans”) can provide value to our executives based on the amount of shareholder value created by the Company over a multi-year period above specified absolute and relative hurdles as measured by TRS. These plans are directly aligned with long-term shareholder interests as they allow our executives to share in the value that they create above a specific defined return to our shareholders. Historically, we have provided a meaningful percentage of our executives’ total compensation in the form of LTIP Plans because they provide significant shareholder benefits, including (i) requiring the Company to provide shareholders with a predefined minimum return (consisting of share price appreciation and dividends) before executives are entitled to any compensation under the absolute component, meaning that merely achieving the minimum hurdle does not earn our executives anything, (ii) requiring the Company to provide shareholders with a return greater than the MSCI US REIT Index before executives are entitled to any compensation under the relative component and (iii) being payable in long-term vesting equity as the plans measure performance over a 3-year period and contain an additional two years of time-based vesting beyond the performance period. This type of program has been embraced by the broader public real estate industry over the past several years due to these features and we anticipate continuing to utilize them as a significant component of our compensation program in the future.

Accordingly, in January 2014, the Company implemented the 2014 LTIP Plan under which recipients have the opportunity to earn additional stock awards if our TRS exceeds predetermined hurdles over a three year performance period, with two years of additional time-based vesting after the end of the performance period. The 2014 LTIP Plan utilizes notional LTIP units that may be earned based on the achievement of absolute TRS (50% weighting) and relative TRS (50% weighting).

The absolute and relative hurdles under the 2014 LTIP are as follows:

Absolute TRS Award		Relative TRS Award
TRS Performance	% of Award Earned	MSCI US REIT Index Performance	% of Award Earned
27%	0%	=Index	0%
29%	25%	Index +3% (target)	50%
31% (target)	50%	Index +6% or greater	100%
33%	75%
35%	100%

For performance between the specified TRS Performance and MSCI US REIT Index Performance hurdles, the amount earned would be interpolated on a linear basis.

The Compensation Committee allocated LTIP units to our NEOs in 2014 as follows:

Name	Notional LTIP Units (#)	Grant Date Accounting Value
Edward K. Aldag, Jr.	250,000	$1,358,750
Emmett E. McLean	115,000	625,025
R. Steven Hamner	135,000	733,725

Although the amounts above are reported in the “Summary Compensation Table” below, the compensation realized by the NEOs may be meaningfully different, as the number of actual shares earned will be ultimately dependent on the Company’s long-term TRS performance. The “Summary Compensation Table” assumes all shares are earned.

Performance Achievement of Performance-Based Equity Awards

Approximately 40% of the compensation of our NEOs represents at-risk performance-based equity subject to the achievement of TRS performance. The following table summarizes the Company’s performance-based awards since 2012:

Program	Performance Period	TRS Performance Requirements	Status
Annual Performance-Based Restricted Stock	2012-2014	- 9% per annum measured on an annual and cumulative basis	Earned 100% of the shares.

3-Year LTIP	2012-2014	- Absolute TRS between 27% and 35% over a 3-year period - Relative TRS equal to or +6 greater than the index	Earned 100% of the shares under the absolute component and 100% of the shares under the relative component based on our cumulative 3-year TRS as of 12/31/14.

Annual Performance-Based Restricted Stock	2013-2015	- 8.5% per annum measured on an annual and cumulative basis	Earned the first two tranches and the third tranche subject to 2015 TRS performance.

3-Year LTIP	2013-2015	- Absolute TRS between 25.5% and 33.5% over a 3-year period - Relative TRS equal to or +6 greater than the index	Results cannot be determined until December 31, 2015.

Annual Performance-Based Restricted Stock	2014-2016	- 9% per annum measured on an annual and cumulative basis	Earned the first tranche and the second and third tranches subject to 2015 and 2016 TRS performance.

3-Year LTIP	2014-2016	- Absolute TRS between 27% and 35% over a 3-year period - Relative TRS equal to or +6 greater than the index	Results will be determined on December 31, 2016.

Compensation Decisions for 2015

In December 2014, the Compensation Committee also made decisions relating to our NEOs’ 2015 base salaries and annual cash bonuses and long-term incentive opportunities based upon feedback received from our stockholders in connection with our say-on-pay outreach efforts, as follows:

		2015 Cash Bonus Opportunities
Name	2015 Base Salary	Threshold	Target	Maximum
Edward K. Aldag, Jr.	$950,000	100%	150%	200%
Emmett E. McLean	$525,000	50%	100%	150%
R. Steven Hamner	$575,000	50%	100%	150%

Based on feedback from our stockholders during our Say-on-Pay Outreach the Compensation Committee rebalanced our NEO’s cash compensation to provide for a higher fixed compensation and reduced bonus multiple (prior to the adjustment the CEO’s base salary was below the 25th percentile of the peer group and his potential bonus multiple was 350%). Further, the annual cash bonus plan was modified to reduce the maximum bonus opportunities as a percentage of base salary and to no longer include an “outperformance” level.

Our long-term equity compensation program remained relatively the same from 2014, except for the following modifications:

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Removal of the carry-back/carry-forward feature in connection with the annual performance-based restricted stock awards (which was effective for the 2014 award granted in January 2015 and described above).

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Changing the 3-Year LTIP Plan to be based on a maximum notional/economic value instead of a set number of shares. Historically, NEOs have received a set number of LTIP units on an annual basis, which results in an automatic increase in value of the plan based solely on any appreciation in our stock price year-over-year. Beginning with the 2015 LTIP, each NEO will receive a notional value of $3,500,000, $1,500,000 and $2,000,000 for Messrs. Aldag, McLean and Hamner, respectively, which will then be converted into a maximum number of shares at the grant date, based on the 15-trading day trailing average stock price.

Other Aspects of Our Executive Compensation Program

Other Benefits

We maintain a 401(k) Retirement Savings plan and annually match 100% of the first three percent (3%) of pay contributed, plus fifty percent (50%) of the next two percent (2%) of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical, dental, and vision plans, and pay the coverage cost under these plans for all employees. Each of our NEOs has employment agreements with us pursuant to which certain other benefits are provided to them. The terms of each such employment agreement are set forth in “Employment Agreements with Named Executive Officers” below.

Practices with Regard to Dates and Pricing of Stock and Option Grants

The Compensation Committee determines the number of shares underlying grants of restricted stock awards and the executive officers who will receive such awards. All NEOs must receive prior authorization for any purchase or sale of our common stock.

We have never granted stock options to our executive officers, and we have not granted any options since those granted to our initial directors in 2004.

Equity Ownership Guidelines

We believe that equity ownership by our directors and officers can help align their interests with our stockholders’ interests. To that end, we have adopted equity ownership guidelines applicable to our directors and to key executive officers. While there are no penalties for failure to meet the ownership levels discussed below, we will report ownership status to our Compensation Committee on an annual basis. Failure to meet the ownership levels, or show sustained progress towards meeting them, may result in payment to the directors and the key executive officers of future compensation in the form of equity rather than cash.

With respect to our key executive officers, the guidelines require ownership of shares of our common stock, including vested and unvested common stock, within five years of becoming an executive officer or from promotion to a new executive officer position, with a value equal to the following multiple of his or her base salary:

Title	Multiple of Base Salary
Chairman, Chief Executive Officer and President	6x
Executive Vice Presidents (including CFO and COO)	4x

Our ownership guidelines also require ownership by each non-employee director of shares of our common stock, including vested and unvested common stock, in an amount equal to at least three times the annual fee paid to such director. Non-employee directors must comply with the ownership requirement within a period of three years after he or she initially joins the Board, and must come back into compliance within three years in the event that he or she should fall short of this ownership requirement at any time. All of our non-employee directors and NEOs met the equity ownership guidelines as of December 31, 2014.

Clawback Policy

In February 2013, the Board adopted a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards (including awards made under our annual cash bonus plan and long-term incentive plans) in the event the Company is required to restate its financial statements due to the material noncompliance of the Company with financial reporting requirements under the securities laws, as a result of intentional misconduct, fraud or gross negligence. Each executive officer who is directly responsible for the intentional misconduct, fraud or gross negligence shall reimburse the Company for incentive awards made to that executive officer after January 1, 2013 that would not have been made if the restated financial measures had been reported initially.

Prohibited Transactions

In 2010, the Board adopted an internal “Insider Trading Policy” that is applicable to our executive officers and directors. The policy prohibits any director or executive officer of the Company from engaging in short sales of the Company’s securities and from trading in puts, calls, options or other derivative securities based on the Company’s securities. The policy also prohibits directors and executive officers of the Company from engaging in certain forms of hedging or monetization transactions, which allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership.

The policy also discourages the holding of Company securities in a margin account or pledging Company securities as collateral for a loan. However, the Compensation Committee has elected not to prohibit margin loans or other pledging of Company securities. The Compensation Committee believes the benefits associated with encouraging officers and directors to continue to own Company securities outweighs the very limited risks of collateralizing such securities, particularly for short-term purposes, such as tax payments, educational costs and similar needs. No single officer or director controls a sufficient number of shares that, should they be sold into the market at any one time, would have a major impact on the overall market value. Moreover, no NEO has pledged any shares under any circumstances in more than five years. Should circumstances change in the future, the Committee will reconsider the need for a blanket prohibition of pledging.

Compensation Risk Assessment

During 2014, the Compensation Committee reviewed the potential risks in the Company’s compensation program to ensure that:

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compensation methods do not incentivize our executives to make decisions that, while creating apparent short-term financial and operating success, may in the longer term result in future losses and other value depreciation; and

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compensation is competitive in the market and adequately rewards our NEOs for their specialized knowledge, expertise and historical achievements so that the Company is not negatively impacted in our ability to retain executives with such knowledge and expertise and thus, adversely affect our growth, profitability and long-term value.

After reviewing the analysis, the Compensation Committee concluded that the Company’s compensation program does not encourage excessive risk taking and believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

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Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking.

—	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

—	A significant portion of each executive’s compensation that is tied to the future stock performance of the Company.

—	Stock compensation and vesting periods for stock awards that encourage executives to focus on sustained stock price appreciation.

—	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company and its stockholders.

Section 162(m) Policy

The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the deductibility on the Company’s tax return of compensation over $1 million to any of the NEOs of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

L. Glenn Orr, Jr. (Chairman)

Robert E. Holmes, Ph.D.

Sherry A. Kellett

COMPENSATION OF EXECUTIVE OFFICERS

Employment Agreements with Named Executive Officers

During our Say-on-Pay Outreach efforts, the vast majority of stockholders did not express concerns with our legacy employment agreements, although several investors asked if we would commit to not entering into new agreements with provisions that are no longer considered best practice. We responded that we have not entered into multi-year employment contracts since our formation in 2003 and only our three founders have multi-year agreements, and these were negotiated with underwriters and approved by our initial institutional and stockholders from our IPO, partly in return for the founders’ relinquishment of substantially all of the common stock of the Company. The Compensation Committee has determined that renegotiation or buy-out of the existing contracts would be cost-ineffective and operationally disruptive. The Compensation Committee has further determined not to enter into any future employment agreements that include single-trigger change in control provisions, multi-year evergreen arrangements or tax gross-up payments.

We have employment agreements with Edward K. Aldag, Jr., R. Steven Hamner and Emmett E. McLean. These employment agreements provided the following annual base salaries in 2014: Mr. Aldag, $600,000; Mr. Hamner, $400,000; and Mr. McLean, $395,000. For 2015, base salaries were adjusted to reflect more appropriate peer group levels and following these one-time adjustments, each NEO has voluntarily waived the annual Consumer Price Index increase and instead will only receive periodic increases at the discretion of the Compensation Committee. These agreements provide that each NEO agrees to devote substantially all of his business time to our operation. The employment agreement for each of the NEOs is for a three-year term, which is automatically extended at the end of each year within such term for an additional one year period, unless either party gives notice of non-renewal as provided in the agreement.

These employment agreements permit us to terminate each executive’s employment with appropriate notice for “cause,” which includes (i) the conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and also exclusive of a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the executive on a per se basis due to the Company offices held by the executive, so long as any act or omission of the executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board of Directors), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to materially perform or materially adhere to explicitly stated duties that are consistent with the terms of his employment agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board of Directors, or to follow the lawful directives of the Board of Directors (provided such directives are consistent with the terms of his employment agreement), which, in any such case, continues for thirty (30) days after written notice from the Board of Directors to the executive, or (iv) gross negligence or willful misconduct in the material performance of the executive’s duties.

Each of the NEOs has the right under his employment agreement to resign for “good reason,” which includes (i) the employment agreement is not automatically renewed by the Company; (ii) the termination of certain incentive compensation programs; (iii) the termination or diminution of certain employee benefit plans, programs, or material fringe benefits; (iv) the relocation of our principal office outside of a 100 mile radius of Birmingham, Alabama (in the case of Mr. Aldag); or (v) our breach of the employment agreement which continues uncured for 30 days. In addition, in the case of Mr. Aldag, the following constitute good reason: (i) his removal from the Board of Directors without cause or his failure to be nominated or elected to the Board of Directors; or (ii) any material reduction in duties, responsibilities, or reporting requirements, or the assignment of any duties, responsibilities, or reporting requirements that are inconsistent with his positions with us.

The executive employment agreements provide a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. Hamner and McLean. The NEOs are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. Hamner and McLean. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. In addition, the employment agreements provide for annual paid vacation of six weeks for Mr. Aldag and four weeks for Messrs. Hamner and McLean, and various other customary benefits. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in CPI for such year, and that Messrs. Hamner and McLean will receive up to $10,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the CPI for such year. We also reimburse each executive for the income tax he incurs on the receipt of these life insurance premium reimbursements. The NEOs are also reimbursed for the cost of their disability insurance premiums.

The employment agreements provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

If the NEOs employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined, and other existing obligations. If we terminate an NEOs employment without cause, or if any of them terminates his employment for good reason, we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) the cost of the executive’s continued participation in the company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (a five-year period in the case of Mr. Aldag); and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than cause or by the executive for good reason, all of the stock options, if any, and restricted stock granted to the executive will become fully vested, and the executive will have whatever period remains under the stock options in which to exercise all vested stock options.

In the event of death of any of our NEOs, in addition to the accrued salary, bonus, and incentive payments due to them, their stock options and restricted stock shall become fully vested, and their respective beneficiaries will have whatever period remains under the stock options to exercise such stock options. In addition, their estates would be entitled to their prorated incentive bonuses.

In the event the employment of our NEOs ends as a result of a termination by us for cause or by the executives without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise their vested stock options pursuant to the terms of the grant, but all other unvested stock options and restricted stock would be forfeited.

Upon a change of control, the NEOs will become fully vested in their stock options and restricted stock and will have whatever period remains under the stock options in which to exercise their stock options. In addition, if the employment of any NEO is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve month period during his tenure multiplied by three. The contractual severance benefits and accelerated vesting of equity grants in the event of a change of control, which we believe are common in the REIT industry, are designed to reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction or fear of job loss in the face of an actual or threatened change of control and to ensure that our management is motivated to negotiate the best merger consideration for our stockholders.

If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us.

The employment agreements provide that the NEOs are eligible to participate in our equity incentive plan. The employment agreements also provide that the NEOs are eligible to receive annual cash bonuses based on the bonus policy adopted by the Compensation Committee.

Summary Compensation Table

The amounts in the table below are a summary of the components of compensation our NEOs received in the last three years:

Name and principal positions	Year	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation(11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total Compensation
Edward K. Aldag, Jr	2014	$600,000	—	$4,021,349	(10)	—	$1,857,000	—	$79,123	(1)	$6,557,472
Chairman of the Board, Chief	2013	600,000	—	3,829,854		—	1,817,250	—	91,080	(4)	6,338,184
Executive Officer and President	2012	600,000	—	3,733,114		—	1,885,500	—	80,080	(7)	6,298,694

Emmett E. McLean	2014	$395,000	—	$1,482,478	(10)	—	$867,519	—	$42,441	(2)	$2,787,438
Executive Vice President, Chief	2013	395,000	—	1,408,192		—	849,497	—	41,292	(5)	2,693,981
Operating Officer, Treasurer and Secretary	2012	395,000	—	1,369,418		—	884,800	—	42,763	(8)	2,691,981

R. Steven Hamner	2014	$400,000	—	$1,952,207	(10)	—	$878,500	—	$26,105	(3)	$3,256,812
Director, Executive Vice President	2013	400,000	—	1,892,618		—	860,250	—	39,428	(6)	3,192,296
and Chief Financial Officer	2012	400,000	—	1,828,261		—	896,000	—	38,537	(9)	3,162,798

(1)	Represents $10,400 in company 401(k) match, $12,000 automobile allowance, $8,802 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, and $44,609 for the cost of life insurance. These additional benefits include $22,620 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(2)	Represents $10,400 in company 401(k) match, $9,000 automobile allowance, $7,762 for the cost of tax preparation, $536 for the cost of disability insurance, and $14,743 for the cost of life insurance. These additional benefits include $9,531 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(3)	Represents $10,400 in company 401(k) match, $9,000 automobile allowance, $5,816 for the cost of tax preparation, and $889 for the cost of life insurance. These additional benefits include $2,504 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(4)	Represents $10,200 in company 401(k) match, $12,000 automobile allowance, $15,172 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, and $50,396 for the cost of life insurance. These additional benefits include $27,768 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(5)	Represents $10,200 in company 401(k) match, $9,000 automobile allowance, $7,285 for the cost of tax preparation, $65 for the cost of disability insurance, and $14,742 for the cost of life insurance. These additional benefits include $9,329 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(6)	Represents $10,200 in company 401(k) match, $9,000 automobile allowance, and $20,228 for the cost of life insurance. These additional benefits include $7,555 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(7)	Represents $10,000 in Company 401(k) match, a $12,000 automobile allowance, $7,746 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, $42,411 for the cost of life insurance and $4,611 for an annual physical. These additional benefits include $22,702 to reimburse Mr. Aldag for tax liabilities associated with such payments.

(8)	Represents $10,000 in Company 401(k) match, a $9,000 automobile allowance, $8,779 for the cost of tax preparation, $468 for the cost of disability insurance and $14,516 for the cost of life insurance. These additional benefits include $9,656 to reimburse Mr. McLean for tax liabilities associated with such payments.

(9)	Represents $10,000 in Company 401(k) match, a $9,000 automobile allowance and $19,537 for the cost of life insurance. These additional benefits include $7,121 to reimburse Mr. Hamner for tax liabilities associated with such payments.

(10)	A portion of these stock awards include performance-based vesting conditions; the value reported with respect to these awards is the grant date fair value based upon the probable outcome of the performance-based vesting conditions. The reported value for these performance-based awards is $2,571,290; $1,015,506; and $1,288,618 for Messrs. Aldag, McLean, and Hamner, respectively. The value of these performance-based awards at the grant date if the highest level of performance conditions is achieved is $4,502,560; $1,871,121; and $2,311,939 for Messrs. Aldag, McLean, and Hamner, respectively. Assumptions used in the calculation of these amounts are included in Note 7 of the Notes to Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K.

(11)	Reflects the annual cash bonuses earned by our named executive officers for the applicable year, which are earned if specified corporate goals are reached.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our NEOs during 2014. For further detail regarding each of these awards, see “Compensation Discussion and Analysis — Components of Executive Compensation.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Outperformance ($)	Threshold (#)		Target (#)		Maximum (#)
Edward K. Aldag, Jr.	1/2/2014	$600,000	$1,050,000	$1,500,000	$2,100,000	—		—		—		—	—	—	—
	1/2/2014	—	—	—	—	39,587	(4)	79,174	(4)	118,760	(4)	118,760	—	—	—
	1/2/2014	—	—	—	—	25,000	(5)	50,000	(5)	125,000	(5)	—	—	—	—
	1/2/2014	—	—	—	—	31,250	(6)	62,500	(6)	125,000	(6)	—	—	—	$4,021,349

Emmett E. McLean	1/2/2014	$296,250	$493,750	$691,250	$987,500	—		—		—		—	—	—	—
	1/2/2014	—	—	—	—	12,748	(4)	25,496	(4)	38,245	(4)	38,245	—	—	—
	1/2/2014	—	—	—	—	11,500	(5)	23,000	(5)	57,500	(5)	—	—	—	—
	1/2/2014	—	—	—	—	14,375	(6)	28,750	(6)	57,500	(6)	—	—	—	$1,482,478

R. Steven Hamner	1/2/2014	$300,000	$500,000	$700,000	$1,000,000	—		—		—		—	—	—	—
	1/2/2014	—	—	—	—	18,116	(4)	36,232	(4)	54,348	(4)	54,348	—	—	—
	1/2/2014	—	—	—	—	13,500	(5)	27,000	(5)	67,500	(5)	—	—	—	—
	1/2/2014	—	—	—	—	16,875	(6)	33,750	(6)	67,500	(6)	—	—	—	$1,952,207

(1)	Represents cash compensation which may be earned if specified corporate goals are reached.

(2)	Represents awards of performance-based restricted stock. Dividends are not paid on performance-based awards until the award is earned.

(3)	Represents awards of time-based restricted stock which will vest quarterly over a period of three years. The grant date fair value of the time-based restricted stock was calculated using a value of $12.21 per share, which was the average price of our common stock on January 2, 2014, the date on which these grants were made. Dividends are paid on the time-based stock awards starting on the date of grant.

(4)	Represents 2014 Long-Term Incentive Awards which will be earned if the Company achieves a simple 9.0% annual TRS over a three year period, with carry back and carry forward provisions through December 31, 2018. The grant date fair value of the performance-based awards is based upon $10.21 per share using the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K.

(5)	Represents 2014 Absolute TRS Awards which will be earned if the Company achieves specific cumulative TRS from January 1, 2014 to December 31, 2016. The grant date fair value of the performance-based awards is based upon $4.56 per share using the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K.

(6)	Represents 2014 Relative TRS Awards which will be earned if the Company outperforms the MSCI U.S. REIT Index over the cumulative period from January 1, 2014 to December 31, 2016. The grant date fair value of the performance-based awards is based upon $6.31 per share using the Monte Carlo valuation method, as more fully described in Note 7 of the Notes to Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2014

The table below shows the outstanding equity awards held by our NEOs as of December 31, 2014. Market values are based on a price of $13.78 per share, the closing price of our common stock on December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edward K. Aldag, Jr.	—	—	—	—	—	587,155	(1)	8,090,996	642,471	8,853,250
Emmett E. McLean	—	—	—	—	—	247,836	(2)	3,415,180	277,553	3,824,680
R. Steven Hamner	—	—	—	—	—	306,666	(3)	4,225,857	338,962	4,670,896

(1)	10,830 shares vested on January 1, 2015. 47,876 shares vest in quarterly installments from January 1, 2015 through January 1, 2016. 89,069 shares vest in quarterly installments from January 1, 2015 through January 1, 2017. 164,380 shares were earned based on meeting certain performance metrics and vest annually from January 1, 2015 to January 1, 2016. 275,000 shares were earned based on meeting certain performance metrics and vest annually from January 1, 2015 to January 1, 2017.

(2)	3,465 shares vested on January 1, 2015. 15,072 shares vest in quarterly installments from January 1, 2015 through January 1, 2016. 28,684 shares vest in quarterly installments from January 1, 2015 through January 1, 2017. 75,615 shares were earned based on meeting certain performance metrics and vest annually from January 1, 2015 to January 1, 2016. 125,000 shares were earned based on meeting certain performance metrics and vest annually from January 1, 2015 to January 1, 2017.

(3)	4,980 shares vested on January 1, 2015. 22,160 shares vest in quarterly installments from January 1, 2015 through January 1, 2016. 40,761 shares vest in quarterly installments from January 1, 2015 through January 1, 2017. 88,765 shares were earned based on meeting certain performance metrics and vest annually from January 1, 2015 to January 1, 2016. 150,000 shares were earned based on meeting certain performance metrics and vest annually from January 1, 2015 to January 1, 2017.

(4)	Represents various performance-based awards including the following:

—	2013 Long-Term Incentive Awards — 38,298; 12,056; and 17,730 shares remain unearned for Messrs. Aldag, McLean and Hamner, respectively.

—	2013 Absolute TRS Awards — 137,500; 62,500; and 75,000 shares remain unearned for Messrs. Aldag, McLean and Hamner, respectively.

—	2013 Relative TRS Awards — 137,500; 62,500; and 75,000 shares remain unearned for Messrs Aldag, McLean and Hamner, respectively.

—	2014 Long-Term Incentive Awards — 79,173; 25,497; and 36,232 shares remain unearned for Messrs. Aldag, McLean and Hamner, respectively.

—	2014 Absolute TRS Awards — 125,000; 57,500; and 67,500 shares remain unearned for Messrs. Aldag, McLean and Hamner, respectively.

—	2014 Relative TRS Awards — 125,000; 57,500; and 67,500 shares remain unearned for Messrs Aldag, McLean and Hamner, respectively.

The earn-out and vesting provisions, as applicable, of the 2014 Long-Term Incentive Awards, the 2014 Absolute TRS Awards, and the 2014 Relative TRS Awards are fully described in “Compensation Discussion and Analysis – Components of Executive Compensation.”

Option Exercises and Stock Vested

The following table sets forth the aggregate number and value of shares of restricted common stock held by our NEOs that vested in 2014. The “Value Realized Upon Vesting” set forth below is the product of the fair market value of a share of common stock on the vesting date multiplied by the number of shares vesting. We have never issued stock options to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Edward K. Aldag, Jr.	—	—	323,458	$4,237,522
Emmett E. McLean	—	—	114,599	1,493,331
R. Steven Hamner	—	—	155,673	2,034,632

Potential Payments Upon Termination or Change in Control

The following table shows potential payments and benefits that will be provided to our NEOs upon the occurrence of certain termination triggering events. The change-in-control provisions in the employment agreements are designed to align management’s interests with those of our stockholders. See the discussion above under “Compensation of Executive Officers — Employment Agreements with Named Executive Officers” for information about payments upon termination or a change-in-control. All equity interests included in the termination and change-in-control calculations represent previously granted restricted stock awards and are valued based on the closing price of our common stock on December 31, 2014.

Name	Change in Control (1)	Death	Termination Not for Cause; By Executive for Good Reason; Permanent Disability	Termination for Cause; By Executive without Good Reason
Edward K. Aldag, Jr.	$27,220,170	$17,004,246	$27,220,170	$—
Emmett E. McLean	11,134,676	7,275,860	11,134,676	—
R. Steven Hamner	12,839,504	8,932,754	12,839,504	—

(1)	Amounts exclude any gross up for potential Excise Tax that may be due pursuant to Code Section 4999G.

COMPENSATION OF DIRECTORS

The Compensation Committee has engaged FTI Consulting each year since 2007 to assist it in conducting a competitive review of our non-employee director compensation program. In late 2011, FTI Consulting conducted a survey of director compensation trends within the REIT industry, which survey included 108 publicly-traded REIT filings. More specifically, FTI Consulting reviewed how the use of each component of total compensation (e.g., cash retainers and equity awards) compared to market practice, and how the total compensation for Board of Director and committee members compared to market practice. FTI Consulting’s report presented data comparing our director compensation to market levels, and the Compensation Committee took into consideration all of FTI Consulting’s findings and recommendations in determining the compensation structure for our non-employee directors for 2014.

As compensation for serving on our Board of Directors during 2014, each non-employee director received a cash retainer of $90,000. In addition, the Lead Independent Director received $30,000; the Audit Committee chairman received $25,000; the Compensation Committee chairman received $20,000; and the Ethics, Nominating and Corporate Governance Committee chairman received $20,000. Each non-employee director has annually been awarded restricted stock including 8,835 shares, 7,234 shares, and 7,246 shares in 2012, 2013 and 2014, respectively. These awards vest over three years in equal quarterly amounts. We also reimburse our directors for reasonable expenses incurred in attending Board of Director and committee meetings. Our Compensation Committee may change the compensation of our non-employee directors in its discretion. Directors who are also officers or employees receive no additional compensation for their service as directors.

The following table summarizes the compensation paid to our non-employee directors for their services during 2014. The grant date fair value of the restricted stock awards is based on $12.21 per share, the average price of our common stock on January 2, 2014, the date on which these grants were made.

Name	Fees earned or paid in cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
G. Steven Dawson	$115,000	$88,474	$—	$—	$—	$—	$203,474
Robert E. Holmes	140,000	88,474	—	—	—	—	228,474
Sherry A. Kellett	90,000	88,474	—	—	—	—	178,474
William G. McKenzie	90,000	88,474					178,474
L. Glenn Orr, Jr.	110,000	88,474	—	—	—	—	198,474
D. Paul Sparks, Jr.	22,500	—	—	—	—	—	22,500

(1)	Represents the grant date fair value of 7,246 shares of restricted stock awarded to each non-employee director based on $12.21 per share, the average price of our common stock on January 2, 2014, the date on which these grants were made.

The following table shows outstanding equity awards for each of our non-employee directors at December 31, 2014.

	Unvested Stock	Stock Options
G. Steven Dawson	9,186	—
Robert E. Holmes	9,186	—
Sherry A. Kellett	9,186	—
William G. McKenzie	9,186	—
L. Glenn Orr, Jr.	9,186	—
D. Paul Sparks, Jr.	—	—

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee consisted of Dr. Holmes, Ms. Kellett and Mr. Orr (chair). No member of the Compensation Committee during 2014, or any prior year, was an officer or employee of our Company, or had any relationships requiring disclosure by us under applicable SEC regulations. In addition, no executive officer served during 2014 as a director or a member of the Compensation Committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written related person transaction approval and disclosure policy for the review, approval or ratification of any related person transaction. This policy, which was adopted by resolution of the full Board of Directors as reflected in our corporate records, provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors serving on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed not to be material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE’s listing standards.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Proxy Statement for 2016 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2016 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 15, 2015. Stockholder proposals must be sent to the Company c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Second Amended and Restated Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 28, 2015, nor later than January 27, 2016, unless our 2016 annual meeting of stockholders is scheduled to take place before April 14, 2016 or after July 13, 2016. Our Second Amended and Restated Bylaws state that such stockholder’s notice must be delivered to, or mailed and received at, our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of 60 days prior to such annual meeting and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Second Amended and Restated Bylaws. Stockholders may obtain a copy of our Second Amended and Restated Bylaws by writing to the Company c/o Secretary at the address shown above.

Stockholder Nominations of Directors

Our Second Amended and Restated Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice of such proposed nomination. For our 2016 annual meeting of stockholders, such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 28, 2015, nor later than January 27, 2016, unless our 2016 annual meeting of stockholders is scheduled to take place before April 14, 2016 or after July 13, 2016. As set forth in Section 2.03 of our Second Amended and Restated Bylaws, the notice must set forth the following information:

as to each person whom the stockholder proposes to nominate for election or re-election as a director:

—	the name, age, business address, residence address and the principal occupation or employment of such person;

—

the class or series and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder’s notice and the date such shares were acquired and the investment intent of such acquisition;

—	the consent of each nominee to serve as a director of the Company if so elected;

—	any other information relating to such person that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

as to the stockholder giving notice and certain parties associated with such stockholder:

—	a brief description of the nominations desired to be brought before the meeting and the reasons for making such nominations at the meeting;

—	their names and addresses;

—

a representation that each is a holder of record of shares of the Company entitled to vote at such meeting and that the stockholder intends to appear in person or by proxy at such meeting to make such nominations;

—

a description of all arrangements or understandings among the stockholder and/or certain parties associated with the stockholder and each nominee and any other person (naming such person(s)) pursuant to which the nominations are to be made by the stockholder; and

—

to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director, and the class or series and number of shares of the Company’s capital stock beneficially owned by such other stockholder(s).

By Order of the Board of Directors,

/s/ Emmett E. McLean
Emmett E. McLean Executive Vice President, Chief Operating Officer, Treasurer and Secretary

Birmingham, Alabama

April 27, 2015

Medical Properties Trust, Inc.                 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242                 205-969-3755

www.medicalpropertiestrust.com

ANNUAL MEETING OF STOCKHOLDERS OF

# MEDICAL PROPERTIES TRUST, INC.

**May 14, 2015**

**GO GREEN**

20830330000000000000 5 051415

1. To elect eight directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICAL PROPERTIES TRUST, INC.

May 14, 2015

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and 2014 Form 10-K are available at www.medicalpropertiestrust.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20830330000000000000 5 051415

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN FOR HERE AGAINSTx ABSTAIN

1. To elect eight directors. 2. To ratify the appointment of PricewaterhouseCoopers LLP

NOMINEES: as independent registered public accounting firm for the FOR ALL NOMINEES O Edward K. Aldag, Jr. fiscal year ending December 31, 2015.

O G. Steven Dawson 3. Advisory approval of the Company’s executive WITHHOLD AUTHORITY O R. Steven Hamner compensation.

FOR ALL NOMINEES O Robert E. Holmes, Ph.D.

O Sherry A. Kellett 4. Amendment to Company’s charter to remove plurality FOR (See ALL instructions EXCEPT below) O William G. McKenzie voting standard in uncontested director elections.

O L. Glenn Orr, Jr.

O D. Paul Sparks, Jr. With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE and fill in the circle next to each nominee you wish to withhold, as shown here: CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” EACH OF PROPOSAL 2, 3 AND 4.

To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please title as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

PROXY

MEDICAL PROPERTIESPROXY TRUST, INC. 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2014 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Annual Meeting”) will be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 14, 2015, beginning at 10:30 a.m. Central Time. You can access directions to the Annual Meeting at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2015 Annual Meeting of Stockholders and Proxy Statement dated April 27, 2015, accompanying this proxy and to which reference is hereby made, for further information regarding the Annual Meeting and the matters to be considered and voted on by the stockholders at the Annual Meeting.

The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof. The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof. 1.1 (Continued and to be signed on the reverse side) 14475